EXHIBIT 6

                                                               EXHIBIT 1

                          AGREEMENT AND PLAN OF MERGER

                                   dated as of

                                  June 3, 1998

                                      among

                              CABLE MICHIGAN, INC.

                     AVALON CABLE OF MICHIGAN HOLDINGS INC.

                                       and

                          AVALON CABLE OF MICHIGAN INC.

                                TABLE OF CONTENTS

                               -----------------

                                                                            Page

                                    ARTICLE 1

                                   The Merger

Section 1.01.  The Merger  ....................................................1
Section 1.02.  Conversion of Shares............................................2
Section 1.03.  Surrender and Payment...........................................3
Section 1.04.  Dissenting Shares...............................................5
Section 1.05.  Employee Stock Options and Share Units..........................6
Section 1.06.  Letter of Credit................................................6

                                    ARTICLE 2

                            The Surviving Corporation

Section 2.01.  Certificate of Incorporation....................................7
Section 2.02.  Bylaws      ....................................................7
Section 2.03.  Directors and Officers..........................................7

                                    ARTICLE 3

                  Representations and Warranties of the Company

Section 3.01.  Organization and Authority......................................7
Section 3.02.  No Breach   ....................................................8
Section 3.03.   Consents and Approvals.........................................9
Section 3.04.  Approval of the Board; Fairness Opinion; Vote
                     Required..................................................9
Section 3.05.  Capitalization.................................................10
Section 3.06.  Subsidiaries...................................................10
Section 3.07.  SEC Filings ...................................................11
Section 3.08.  Mercom SEC Filings.............................................12
Section 3.09.  Financial Statements...........................................13
Section 3.10.  Mercom Financial Statements....................................13
Section 3.11.  Proxy Statement................................................13
Section 3.12.  Absence of Certain Changes.....................................13
Section 3.13.  No Undisclosed Material Liabilities............................15
Section 3.14.  Litigation.....................................................16
Section 3.15.  Taxes..........................................................16
Section 3.16.  Employee Benefit Matters.......................................18
Section 3.17.  Labor Matters..................................................20
Section 3.18.  Compliance with Laws...........................................20
Section 3.19.  Finders Fees...................................................21
Section 3.20.  Title to Properties; Encumbrances..............................21
Section 3.21.  Environmental Matters..........................................21
Section 3.22.  Systems, Franchises and Material Agreements....................22
Section 3.23.  Transactions with Affiliates...................................27
Section 3.24.  Tax-free Spin-off of the Company...............................27

                                    ARTICLE 4

                     Representations and Warranties of Buyer

Section 4.01.  Organization and Authority.....................................27
Section 4.02.  No Breach......................................................28
Section 4.03.  Consents and Approvals.........................................28
Section 4.04.  Proxy Statement Information....................................29
Section 4.05.  Finders Fees...................................................29
Section 4.06.  Financing......................................................29
Section 4.07.  No Violation to FCC Cross Ownership Rules......................30

                                    ARTICLE 5

                            Covenants of the Company

Section 5.01.  Conduct of the Company.........................................30
Section 5.02.  Stockholder Meeting; Proxy Material............................31
Section 5.03.  Access to Information..........................................32
Section 5.04.  Other Offers...................................................33
Section 5.05.  Tax Matters ...................................................34
Section 5.06.  Notices of Certain Events......................................34
Section 5.07.  Pending Acquisition............................................35
Section 5.08.  Cooperation ...................................................35

                                    ARTICLE 6

                               Covenants of Buyer

Section 6.01.  Obligations of Merger Subsidiary...............................35
Section 6.02.  Voting of Shares...............................................36
Section 6.03.  Director and Officer Liability.................................36
Section 6.04.  Commitment Letters and Financing Agreements....................36
Section 6.05.  Cooperation ...................................................37
Section 6.06.  Merger Subsidiary Jurisdiction.................................37

                                    ARTICLE 7

                    Other Agreements of Buyer and the Company

Section 7.01.  Reasonable Best Efforts........................................37
Section 7.02.  Certain Filings................................................37
Section 7.03.  Public Announcements...........................................39
Section 7.04.  Notices........................................................39
Section 7.05.  Employee Benefits..............................................39
Section 7.06.  Further Assurances.............................................40
Section 7.07.  Mercom Minority Interest.......................................40
Section 7.08.  Termination of Services........................................41

                                    ARTICLE 8

                        Closing; Conditions to the Merger

Section 8.01.  Closing     ...................................................42
Section 8.02.  Conditions to the Obligations of Each Party....................42
Section 8.03.  Conditions to the Obligations of Buyer and

                           Merger Subsidiary..................................42

Section 8.04.  Conditions to the Obligations of the Company...................43

                                    ARTICLE 9

                                   Termination

Section 9.01.  Termination ...................................................44
Section 9.02.  Effect of Termination..........................................47

                                   ARTICLE 10

                                  Miscellaneous

Section 10.01.  Notices.......................................................47
Section 10.02.  Survival of Representations, Warranties and
                           Covenants..........................................49
Section 10.03.  Amendments; No Waivers........................................49
Section 10.04.  Expenses......................................................49
Section 10.05.  Successors and Assigns........................................50
Section 10.06.  Parties in Interest...........................................50
Section 10.07.  No Personal Liability.........................................50
Section 10.08.  Governing Law.................................................50
Section 10.09.  Jurisdiction..................................................50
Section 10.10.  Interpretation................................................51
Section 10.11.  Specific Performance..........................................51
Section 10.12.  Entire Agreement; Schedules...................................51
Section 10.13.  Counterparts; Effectiveness...................................52
Section 10.14.  Severability..................................................52

------------------------
     1  The Table of Contents is not a part of this Agreement.

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER dated as of June 3, 1998 among Cable Michigan, Inc., a Pennsylvania corporation (the Company), Avalon Cable of Michigan Holdings Inc., a Delaware corporation (Buyer), and Avalon Cable of Michigan Inc., a Delaware corporation and a wholly owned subsidiary of Buyer (Merger Subsidiary).

         WHEREAS, as a condition to Buyers and Merger Subsidiarys willingness to enter into this Agreement, simultaneously with the execution of this Agreement Buyer is entering into a Voting Agreement (the Voting Agreement) with Level 3 Telecom Holdings Inc.(LTTH), a stockholder of the Company;

         In consideration for the various agreements contained herein and in the Voting Agreement, the parties hereto agree as follows:

                                    ARTICLE 1

                                   The Merger

         Section 1.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the Merger) with and into the Company in accordance with the Pennsylvania Business Corporation Law (the Pennsylvania Law), whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the Surviving Corporation). If Buyer and the Company so agree, the Merger may be structured so that the Company shall be merged with and into Merger Subsidiary with the result that Merger Subsidiary shall be the Surviving Corporation, provided that the agreement of the Company shall not be unreasonably withheld.

         (b) As soon as practicable (and in any event, no later than ten business days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, (i) the Company and Merger Subsidiary will file articles of merger with the Department of State of the Commonwealth of Pennsylvania and make all other filings or recordings required by Pennsylvania Law in connection with the Merger. The Merger shall become effective at such time as the articles of merger are duly filed as described in this paragraph or at such later time as is specified in such articles of merger by agreement of Buyer and the Company (the Effective Time).

         (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under Pennsylvania Law.

         Section 1.02. Conversion of Shares. At the Effective Time by virtue of the Merger and without any other action on the part of the Company, Merger Subsidiary or the holder of any Shares (as defined below):

               (a) each outstanding share (each a Share) of common stock, $1.00 par value (the Common Stock), of the Company held by the Company as treasury stock or owned by Buyer or any subsidiary of Buyer immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

               (b) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

               (c) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.02(a) or as provided in Section 1.04 with respect to Shares as to which dissenters rights have been exercised, be converted into the right to receive the Per Share Amount (as defined below) in cash, without interest (the Merger Consideration); provided that if the Merger has not been consummated by December 1, 1998, the Merger Consideration shall be increased at a rate per annum equal to 8% from and including December 1, 1998 to but excluding the date of the Effective Time. Such increase shall be calculated on the basis of a year of 365 days and the actual number of days elapsed.

         As used herein, the term Per Share Amount means (i) if the Closing Subscriber Number (as defined below) is equal to or less than the Maximum Target Subscriber Number (as defined below) and equal to or greater than the Minimum Target Subscriber Number (as defined below), $40.50; (ii) if the Closing Subscriber Number exceeds the Maximum Target Subscriber Number, $40.50 plus the product (rounded to the nearest whole cent) of (A) the excess of the Closing Subscriber Number over the Maximum Target Subscriber Number times (B) $.000274; provided that the Per Share Amount will not exceed $41.00; and (iii) if the Minimum Target Subscriber Number exceeds the Closing Subscriber Number, $40.50 minus the product (rounded to the nearest whole cent) of (A) the excess of the Minimum Target Subscriber Number over the Closing Subscriber Number times (B) $.000274. As used herein, the term Closing Subscriber Number means the number of Basic Subscribers (as defined in Section 3.22) as of the last day of the first full calendar month ending prior to the Effective Time; provided that if the Effective Time occurs during the first five business days of a calendar month, the Closing Subscriber Number will be the number of Basic Subscribers as of the last day of the second full calendar month ending prior to the Effective Time; and provided further that if the Effective Time occurs at any time after December 8, 1998, the Closing Subscriber Number will be the number of Basic Subscribers as of November 30, 1998. In calculating the Closing Subscriber Number, Basic Subscribers attributable to Systems acquired by the Company and its Subsidiaries after the date hereof will be disregarded. As used herein, the terms Maximum Target Subscriber Number and Minimum Target Share Number mean the numbers set forth below (under the applicable heading) opposite the date as of which the Closing Subscriber Number is determined:


           Date as of Which
          Closing Subscriber                  Maximum Target                 Minimum Target
         Number is Determined                Subscriber Number             Subscriber Number
         --------------------                -----------------             -----------------
             June 30, 1998                        216,220                       215,220
             July 31, 1998                        218,225                       217,225
            August 31, 1998                       217,589                       216,589
          September 30, 1998                      216,941                       215,941
           October 31, 1998                       214,880                       213,880
           November 30, 1998                      211,861                       210,861

         The Company and Buyer will cooperate to determine the Closing Subscriber Number as promptly as possible and in any event at least three days in advance of the Effective Time. In the event of a dispute that is not resolved by three business days prior to the Effective Time, each of the Company and Buyer will submit its view as to the proper Closing Subscriber Number to Andersen Consulting or other person reasonably satisfactory to Buyer and the Company (the Expert), who will, at least one business day prior to Closing, select either the number submitted by the Company or the number submitted by Buyer as the Closing Subscriber Number, and the determination of the Expert shall be final and binding on the parties. The parties will cooperate with the Expert and provide to the Expert all necessary information for purposes hereof.

         Section 1.03. Surrender and Payment. (a) Prior to the Effective Time, Buyer shall appoint an agent reasonably acceptable to the Company (the Exchange Agent) for the purpose of exchanging certificates representing Shares for the Merger Consideration. Buyer will deliver to the Exchange Agent at the Effective Time the Merger Consideration to be paid in respect of the Shares. For purposes of determining the Merger Consideration to be delivered, Buyer shall assume that no holder of Shares will perfect his right to appraisal of his Shares. Promptly (and in any event, within three business days) after the Effective Time, Buyer will send, or will cause the Exchange Agent to send, to each holder of record of Shares at the Effective Time (and make customary arrangements for the prompt delivery to each beneficial owner of Shares at the Effective Time) a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent). The Company shall cooperate, and shall cause its transfer agent to cooperate, with respect thereto.

         (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares and such other customary documents as may be reasonably requested by the Exchange Agent or Buyer, will be entitled to receive the Merger Consideration payable in respect of such Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration. The Exchange Agent or Buyer, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as the Exchange Agent or Buyer are required to deduct and withhold under the Code (as defined below), or any applicable provision of state, local or foreign tax law, with respect to the making of any payment in respect of the Merger Consideration hereunder. To the extent such amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person with respect to whom such deduction and withholding was made by the Exchange Agent or Buyer. No such deduction or withholding shall be made if the relevant Person shall provide documentation reasonably satisfactory to the Exchange Agent and Buyer establishing an exemption from withholding, and Buyer shall take customary actions to obtain such documentation prior to such deduction or withholding.

         (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, Person means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

         (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 1.

         (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.03(a) that remains unclaimed by the holders of Shares three months after the Effective Time shall be returned to Buyer, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Buyer for payment of the Merger Consideration in respect of his Shares. Notwithstanding the foregoing, Buyer shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

         (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.03(a) to pay for Shares for which dissenters rights have been perfected shall be returned to Buyer, upon demand.

         Section 1.04. Dissenting Shares. Notwithstanding Section 1.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded payment of the fair value of such Shares in accordance with Pennsylvania Law (and the applicable procedures set forth therein) shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to demand payment of the fair value of such Shares. If after the Effective Time such holder fails to perfect or withdraws or loses his right to demand payment of the fair value of such Shares, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Buyer prompt notice of any demands received by the Company for payment of the fair value of Shares, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.

         Section 1.05. Employee Stock Options and Share Units. (a) At or immediately prior to the Effective Time, (i) each outstanding employee stock option to purchase Shares granted under any employee stock option or compensation plan or arrangement of the Company shall be canceled, and each holder of any such option, whether or not then vested or exercisable, shall be paid by the Company promptly after the Effective Time for each such option an amount determined by multiplying (A) the excess, if any, of the Merger Consideration per Share over the applicable exercise price of such option by (B) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time, (ii) each outstanding share unit (Share Units) granted or otherwise issued under the Spartacus Executive Stock Purchase Plan (the Purchase
Plan) shall be canceled, and each holder of such share unit, whether or not then vested, shall be paid by the Company promptly after the Effective Time for each such Share Unit an amount, net of applicable withholding taxes equal to the Merger Consideration per Share and (iii) each restricted Share under the Purchase Plan shall be vested and converted into the Merger Consideration in accordance with Section 1.02(c). Each employee stock option or compensation plan or arrangement of the Company is listed on Schedule 3.16 hereto.

         (b) Prior to the Effective Time, the Company shall (i) use its best efforts to obtain any consents from holders of options to purchase Shares, share units and restricted Shares granted under the Companys stock option or compensation plans or arrangements and (ii) make any permitted amendments to the terms of such stock option or compensation plans or arrangements, and take any other permitted actions thereunder, that, in the case of either clauses 1.05(b)(i) or 1.05(b)(ii), are necessary to give effect to the transactions contemplated by Section 1.05(a). Notwithstanding any other provision of this Section, payment may be withheld in respect of any employee stock option or Share Unit until any necessary consent from the holder thereof is obtained.

         Section 1.06. Letter of Credit. Concurrently with the execution hereof, Buyer has delivered to First Union National Bank (the Escrow Agent) a letter of credit duly issued by NationsBank, N.A. (the First Letter of Credit) in the amount of $10,000,000 in substantially the form attached hereto as Exhibit A. On the 60th day after the date hereof, or on the following business day if such 60th day is not a business day, Buyer will, in addition, deliver to the Escrow Agent a letter of credit duly issued by NationsBank, N.A. (the Second Letter of Credit) in the amount of $5,000,000 in substantially the form attached hereto as Exhibit A. The First Letter of Credit is being, and the Second Letter of Credit will be, delivered to the Escrow Agent pursuant to the terms hereof and the terms of the Escrow Agreement dated the date hereof among Buyer, the Company, and the Escrow Agent, a copy of which is attached hereto as Exhibit B. As used herein, the term Letters of Credit means the First Letter of Credit and the Second Letter of Credit including in each case any renewal or replacement thereof as contemplated by the Escrow Agreement, provided that if at the relevant time only the First Letter of Credit has been delivered to the Escrow Agent, the term Letters of Credit shall mean only the First Letter of Credit.

                                    ARTICLE 2

                            The Surviving Corporation

         Section 2.01. Certificate of Incorporation. The certificate of incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law, except that the name of the Surviving Corporation shall be changed to Avalon Cable of Michigan Inc. or as otherwise specified by Buyer.

         Section 2.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

         Section 2.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

                                    ARTICLE 3

                  Representations and Warranties of the Company

         The Company represents and warrants to Buyer that:

         Section 3.01. Organization and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has all requisite corporate power to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, with such exceptions as would not have a Material Adverse Effect (as defined below). The execution, delivery and performance by the Company of this Agreement, the Escrow Agreement, and the Voting Agreement and the consummation by the Company of the transactions contemplated hereby and thereby are within the Companys corporate powers and, except for any required approval by the Companys stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. Each of this Agreement, the Escrow Agreement, and the Voting Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except (x) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors rights, and (y) for the limitations imposed by general principles of equity. The foregoing exceptions
(x) and (y) are hereinafter referred to as the Enforceability Exceptions. The Company has heretofore delivered to Buyer true and complete copies of the Articles of Incorporation and Bylaws of the Company as in effect on the date hereof. For purposes of this Agreement, Material Adverse Effect means a material adverse effect on the business, assets, operations, condition (financial or otherwise), results of operations or the conduct of the business of the Company and its Subsidiaries taken as a whole. For purposes of this Agreement, a Subsidiary, as to any Person, means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person.

         Section 3.02. No Breach. Except as set forth on Schedule 3.02, the execution and delivery of this Agreement, the Escrow Agreement, and the Voting Agreement by the Company do not, and the consummation of the transactions contemplated hereby or thereby by the Company will not, (i) violate or conflict with the Articles of Incorporation or Bylaws of the Company, or (ii) constitute a breach or default of, or give rise to any third-party right of termination, cancellation, modification or acceleration under, any agreement, understanding or undertaking to which the Company or any of its Subsidiaries is a party or by which any of them is bound, or give rise to any Lien (as defined below) on any of their properties, or (iii) subject to obtaining the approvals and making the filings described in Section 3.03 hereof, constitute a violation of any statute, law, ordinance, rule, regulation, judgment, decree, order or writ of any judicial, arbitral, public, or governmental authority having jurisdiction over the Company or any of its Subsidiaries or any of their properties or assets, with such exceptions in the cases of subsections (ii) and (iii) as would not have, or reasonably be expected to have, a Material Adverse Effect or materially interfere with or delay the transactions contemplated hereby. For purposes of this Agreement, Lien means, with respect to any asset, any lien, claim, charge, restriction, pledge, mortgage, security interest or other encumbrance in respect of such asset. Loans outstanding under the Companys credit facilities may be repaid at any time (subject to customary notice provisions) without penalty or premium, other than customary funding cost indemnities payable in connection with payment of LIBOR loans other than on the last day of an interest period applicable thereto.

         Section 3.03. Consents and Approvals. Neither the execution and delivery of this Agreement, the Escrow Agreement, and the Voting Agreement by the Company nor the consummation of the transactions contemplated hereby or thereby require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) for filings required under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the Exchange Act), (ii) for notification pursuant to, and expiration or termination of the waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the HSR Act), (iii) for the filing of the articles of merger and related filings as set forth in Section 1.01 hereof, (iv) for notices to, or consents or waivers from, the relevant Franchising Authorities in connection with a change of control of the holder of the Franchises of the Company and its Subsidiaries, and the Federal Communications Commission (FCC) in connection with a change of control of the holder of the FCC licenses of the Company and its Subsidiaries, (v) for those consents or waivers disclosed on
Schedule 3.03, (vi) corporate and shareholder approvals in connection with the transactions contemplated by Section 7.07 hereof, and (vii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have, and would not reasonably be expected to have, a Material Adverse Effect or materially interfere with or delay the transactions contemplated hereby. For purposes hereof, Franchising Authority has the meaning that term is given by Section 602(10) of the Cable Communications Policy Act of 1984 (47 U.S.C. Section 522(10)). For purposes of this Agreement, Franchise means a written franchise within the meaning of Section 602(9) of the Cable Communications Policy Act of 1984 (47 U.S.C. Section 522(9)).

         Section 3.04. Approval of the Board; Fairness Opinion; Vote Required. The Board of Directors of the Company has, by resolutions duly adopted at meetings duly called and held, unanimously approved and adopted this Agreement, the Escrow Agreement, the Voting Agreement, the Merger and the other transactions contemplated hereby and thereby on the material terms and conditions set forth herein and therein. The Board of Directors of the Company has received the opinion as of the date of this Agreement of Merrill Lynch & Co. (Merrill Lynch), as financial advisor to the Company, that the consideration to be received by the Companys stockholders (other than Buyer and its Subsidiaries) in the Merger taken as a whole is fair to such stockholders from a financial point of view, and such opinion has been made available to Buyer. The affirmative vote of a majority of the votes cast by the holders of Shares is the only vote of the holders of the capital stock of the Company necessary to approve the Merger under applicable law and the Companys Articles of Incorporation and Bylaws.

         Section 3.05. Capitalization. The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, par value $1.00 per share (defined above as the Shares), 50,000,000 shares of Class B Non-voting Common Stock, par value $1.00 per share, and 10,000,000 shares of Preferred Stock, par value $1.00 per share. As of May 31, 1998, there were outstanding (i) 6,896,342 Shares, (ii) employee stock options to purchase an aggregate of 396,513 Shares with a weighted average exercise price of $11.50 per Share, and (iii) 12,246.5 Share Units (the 6,896,342 Shares referred to in subsection (i) include 12,246.5 Shares held in a grantor trust to offset the Companys obligation with respect to the Share Units). All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in the first two sentences of this Section and except for changes since May 31, 1998 resulting from (1) the exercise of employee stock options outstanding on such date or (2) the item listed on Schedule 3.05, there are outstanding no (a) shares of capital stock or other voting securities of the Company, (b) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (c) options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (d) stock appreciation rights or similar rights with respect to any securities of the Company (the items in clauses 3.05(a), 3.05(b), 3.05(c) and 3.05(d) being referred to collectively as the Company Securities). There are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Company Securities. To the best of the Companys knowledge, as of the date hereof there are no voting agreements, trusts or other arrangements, agreements or understandings with respect to any Company Securities, other than the Voting Agreement and as set forth on Schedule 3.16.

         Section 3.06. Subsidiaries. (a) Each of the Subsidiaries of the Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Each of the Subsidiaries of the Company has all requisite corporate power to carry on its business as now being conducted. Each Subsidiary of the Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, with such exceptions as would not have a Material Adverse Effect. All Subsidiaries of the Company and their respective jurisdictions of incorporation are listed on Schedule 3.06 hereto. Except as set forth on Schedule 3.06 and any marketable securities, the Company and its Subsidiaries do not have any investments in any other Person.

         (b) Except as set forth on Schedule 3.06, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any
 Lien except that the Company owns, directly or indirectly, only 61.92% of the outstanding shares of Common Stock of Mercom, Inc., a Delaware corporation (Mercom), and Mercom owns, directly or indirectly, all of the issued and outstanding shares of the Mercom Subsidiaries (as defined below). Other than as set forth on Schedule 3.06 or in connection with the transactions contemplated by this Agreement, there are no outstanding (i) securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities in any Subsidiary of the Company, (ii) options or other rights to acquire from the Company or any Subsidiary of the Company, and no other obligation of the Company or any Subsidiary of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for any capital stock or voting securities of any Subsidiary of the Company, or (iii) stock appreciation rights or similar rights with respect to any securities of any Subsidiary of the Company (the items in clauses 3.06(b)(i), 3.06(b)(ii) and 3.06(b)(iii) being referred to collectively as the Subsidiary Securities). There are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities. For purposes of this Agreement, Mercom Subsidiaries means Mercom Services, Inc., a Nevada corporation, Communications and Cablevision, Inc., a Michigan corporation, Coldwater Cablevision, Inc., a Michigan corporation, and Allegan County Cablevision, Inc., a Michigan corporation. To the best of the Companys knowledge, as of the date hereof there are no voting agreements, trusts or other arrangements, agreements or understandings with respect to any Subsidiary Securities.

         Section 3.07. SEC Filings. (a) The Company has made available to Buyer
(i) its annual report on Form 10-K for its fiscal year ended December 31, 1997, and its amendments to such report on Form 10K/A filed on April 30, 1998 and May 6, 1998 (as so amended, the Form 10-K), (ii) its quarterly report on Form 10-Q for its fiscal quarter ending March 31, 1998 (the Form 10-Q), and (iii) all of its other reports, statements, schedules and registration statements filed with the Securities and Exchange Commission (the SEC) since September 1, 1997.

         (b) As of its filing date (or in the case of the Form 10-K, as of May6, 1998) each such report or statement filed pursuant to the Exchange Act complied in all material respects with the applicable requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act of 1933, as amended (the Securities Act), as of the date such statement or amendment became effective complied in all material respects with the applicable requirements of the Securities Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Except for Mercom, none of the Companys Subsidiaries is required to file any reports, forms or other documents with the SEC under the Exchange Act or has made any filings under the Securities Act.

         Section 3.08. Mercom SEC Filings. (a) The Company has made available to Buyer (i) the annual report of Mercom on Form 10-K for its fiscal year ended December 31, 1997, and its amendments to such report on Form 10- K/A filed on April 30, 1998 and May 6, 1998 (as so amended, the Mercom Form 10-K), (ii) the quarterly report of Mercom on Form 10-Q for its fiscal quarter ending March 31, 1998 (the Mercom Form 10-Q), and (iii) all of the other reports, statements, schedules and registration statements of Mercom filed with the SEC since January1, 1996.

         (b) As of its filing date (or in the case of the Mercom Form 10-K, as of May 6, 1998), each such report or statement filed pursuant to the Exchange Act complied in all material respects with the applicable requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such statement or amendment became effective complied in all material respects with the applicable requirements of the Securities Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         Section 3.09. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Form 10-K and the Form 10-Q fairly present in all material respects and in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, Balance Sheet means the consolidated balance sheet of the Company and its consolidated Subsidiaries set forth in the Form 10-Q as of March 31, 1998 and Balance Sheet Date means March 31, 1998.

         Section 3.10. Mercom Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Mercom included in the Mercom Form 10-K and the Mercom Form 10-Q fairly present in all material respects and in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Mercom and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

         Section 3.11. Proxy Statement. (a) The proxy statement of the Company (the Company Proxy Statement) to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this
Section 3.11 will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company by Buyer for use therein.

         Section 3.12. Absence of Certain Changes. Except as set forth on
Schedule 3.12 or as otherwise permitted by this Agreement, since the Balance Sheet Date, the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice in all material respects and there has not been (except as contemplated by this Agreement) without the consent of Buyer which shall not be unreasonably withheld:

               (a) any event or occurrence which has had or reasonably would be expected to have a Material Adverse Effect (other than those arising from general economic or industry-wide events or occurrences);

               (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or Mercom or any other Subsidiary that is not wholly owned by the Company or Mercom, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

               (c) any amendment of any material term of any outstanding security of the Company or any its Subsidiaries;

               (d) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money with a principal amount in excess of $250,000 (other than refinancings of existing borrowings in the ordinary course of business under existing facilities);

               (e) any creation or assumption by the Company or any of its Subsidiaries of any Lien (other than Permitted Liens (as defined below)) on any material asset;

               (f) any making of any loan, advance or capital contributions to or investment in any Person other than advances to employees in the ordinary course of business consistent with past practice and loans, advances or capital contributions to or investments in wholly owned Subsidiaries made in the ordinary course of business consistent with past practices;

               (g) any damage, destruction or other casualty loss (to the extent not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries in excess of $500,000;

               (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in any case, involving more than $500,000, other than those contemplated by this Agreement and additions of subscribers to existing programming agreements;

               (i) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, except for any such change required by reason of a change in generally accepted accounting principles; or

               (j) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any of its Subsidiaries, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iii) increase in benefits payable under any existing severance or termination pay policies or (iv) increase in compensation, bonus or other benefits payable to directors or officers (who are not employees) of the Company or any of its Subsidiaries, or, other than in the ordinary course of business consistent with past practice, to employees (including officers who are employees) of the Company or any of its Subsidiaries.

For purposes of this Agreement, Permitted Liens means (i)materialmens, mechanics, carriers, workmens, warehousemens, repairmens, and other like Liens arising in the ordinary course of business for payments which are not material in amount, and deposits to obtain the release of such Liens; (ii) Liens for current taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established and (iii) other Liens or minor imperfections of title that, taken in the aggregate, do not materially impair the conduct of the Companys and its Subsidiaries business or the use of any material assets.

         Section 3.13. No Undisclosed Material Liabilities. Neither the Company nor any of its Subsidiaries has any indebtedness, liability or obligation of any type, whether or not required by GAAP to be reflected on a balance sheet and whether or not due, except (i) liabilities reflected or reserved against in the Balance Sheet, or otherwise disclosed in the Form 10-K, the Form 10-Q, the MercomForm 10-K or the MercomForm 10-Q, (ii) for liabilities incurred in the ordinary course of business since March 31, 1998, (iii) for other liabilities which do not and will not have, and would not reasonably be expected to have, a Material Adverse Effect and (iv) as set forth on any Schedule hereto or any contract or agreement set forth thereon (other than for breach thereof).

         Section 3.14. Litigation. Except as set forth in Schedule 3.14, there is no charge, complaint, suit, action, proceeding or investigation pending against or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect, nor is there any judgment, decree, inquiry, rule or order outstanding against the Company or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect. If liability were imposed upon Commonwealth Telephone Enterprises, Inc, a Pennsylvania corporation
(CTE) for a fraudulent conveyance, breach of contract or breach of fiduciary duty as alleged by the plaintiffs in the action captioned The Yee Family Trusts
v. C-TEC Corporation, et al., in the Superior Court of New Jersey, Chancery Division, such liability would not be a Shared Liability (as defined in the Distribution Agreement dated as of September 5, 1997 (the Distribution Agreement) among the Company, CTE and RCN Corporation (RCN)).

         Section 3.15. Taxes. Except as set forth in Schedule 3.15: (a) the Company and each of its Subsidiaries has (i) timely filed or obtained extensions for all material Tax Returns required to be filed by it, all such filed returns have been completed in all material respects in accordance with applicable law and all such filed returns are true and accurate in all material respects, (ii) paid all Taxes that are shown on such Tax Returns as due and payable on or before the date hereof, and (iii) paid all material Taxes otherwise required to be paid other than Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established; (b) there are no Liens for Taxes (other than for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established) on the assets of the Company or any of its Subsidiaries ; (c) neither the Company nor any Subsidiary has requested or been granted an extension of the time for filing any Tax Return which has not yet been filed with respect to an amount of Taxes which is material; (d) neither the Company nor any of its Subsidiaries has consented to extend to a date later than the date hereof the time in which any Tax which is material may be assessed or collected by any taxing authority; (e) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax which is material has been proposed, asserted or assessed by any taxing authority against the Company or any of its Subsidiaries; (f) there is no action, suit, taxing authority proceeding or audit now in progress, pending or, to the Companys knowledge, threatened against or with respect to the Company or any of its Subsidiaries with respect to an amount of Taxes which is material; (g) no claim has ever been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Taxes assessed by such jurisdiction which are material in amount; (h) neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement with respect to an amount of Taxes which is material and has no current or potential contractual obligation to indemnify any other person with respect to Taxes which are material in amount; and (i) neither the Company nor any of its Subsidiaries has made any payments, and is not and will not become obligated (under any contract entered into on or before the Closing Date) to make any payments which are material in amount, that will be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law).
Schedule 3.15 contains a list of states, territories and jurisdictions (whether foreign or domestic) in which the Company and or any of its Subsidiaries is required to file Tax Returns relating to income Taxes of the Company and any of its Subsidiaries which are material in amount. A certification issued by the Company and each of its Subsidiaries pursuant to Treasury Regulation Section 1.897-2 to the effect that the Company and each of its Subsidiaries is not a United States real property holding corporation as defined in Section 897 of the Code shall be delivered to Buyer prior to the Effective Time.

         For purposes of this Agreement, (i) Affiliated Group means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company or any of its Subsidiaries is or has been a member, (ii) Code means the Internal Revenue Code of 1986, as amended, (iii) Tax means any (A) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, medicare, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (B) liability of the Company or any Subsidiary for the payment of any amounts of the type described in clause (A) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (C) liability of the Company or any of its Subsidiaries for the payment of any amounts of the type described in clause
(A) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other person, and (iv) Tax Returns means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

         Section 3.16. Employee Benefit Matters. (a) Schedule 3.16 identifies each Employee Plan and Benefit Arrangement. The Company has furnished to Buyer copies of such Employee Plans and Benefit Arrangements (and, if applicable, related trust agreements) and all amendments thereto and material written interpretations thereof. No Employee Plan or Benefit Arrangement is and neither the Company nor any ERISA Affiliate maintains or is obligated to contribute, to any employee benefit plan (as defined in Section 3(3) of ERISA) that is (i) a Multiemployer Plan, (ii) a Title IV Plan, (iii) maintained in connection with any trust described in Section 501(c)(9) of the Code, or (iv) subject to the minimum funding requirements of Part 3 of Title I of ERISA.

         (b) No prohibited transaction (within the meaning of Section 4975(c) of the Code) has occurred with respect to any employee benefit plan or arrangement which is covered by Title I of ERISA, which transaction has or will cause the Company to incur any material liability under ERISA, the Code or otherwise, excluding transactions effected pursuant to and in compliance with a statutory or administrative exemption.

         (c) (i) Each Employee Plan identified on Schedule 3.16 that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption, (ii) each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation (iii) each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code and (iv) no Employee Plan or Benefit Arrangement provides for post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company, except as required to avoid excise tax under Section 4980B of the Code.

         (d) Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations and has been maintained in good standing with applicable regulatory authorities.

         (e) Except as set forth on Schedule 3.16, (i) there is not and there has not been at any time within the six years preceding the date hereof any pending or, to the Companys knowledge, threatened, material litigation or arbitration concerning or involving any Employee Plan or Benefit Arrangement and
(ii) no claims are pending or, to the Companys knowledge, threatened with respect to any bond or any fiduciary liability or other similar insurance with regard to the actions of any Person in connection with any Employee Plan, nor is there expected to be any notice to any insurer under any such bond or policy with regard to any Employee Plan.

         (f) Except as set forth on Schedule 3.16, the Company has complied in all material respects with all requirements of Section 4980B of the Code and the Company is not aware of any material obligations or liabilities of the Company arising under the Employee Matters Agreement which have not been satisfied in full.

         (g) Except as set forth on Schedule 3.16, none of the Employee Plans or Benefit Arrangements has any material unfunded or contingent liability that is not fully accrued on the Financial Statements of the Company.

         (h) For purposes of this Section, the following terms shall have the meanings set forth below:

         Benefit Arrangement means any employment, severance or similar contract or arrangement (whether or not written and whether applicable to one or more individuals) or any plan, policy, fund, program or contract or arrangement (whether or not written and whether applicable to one or more individuals) providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not an Employee Plan, (ii) is entered into, maintained, administered or contributed to by the Company or any ERISA Affiliate and (iii) covers any employee or former employee of the Company or any ERISA Affiliate.

         Employee Plan means any employee benefit plan, as defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by the Company or any ERISA Affiliate and (iii) covers any employee or former employee of the Company or any ERISA Affiliate.

         ERISA means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

         ERISA Affiliate of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414(b) or
(c) of the Code.

         Multiemployer Plan means an Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

         Title IV Plan means an Employee Plan subject to Title IV of ERISA other than any Multiemployer Plan.

         Section 3.17. Labor Matters. Except as set forth on Schedule 3.17,
(a)neither the Company nor any of its Subsidiaries is party to any labor union or collective bargaining agreement, (b) no employees of the Company or any of its Subsidiaries are represented by any labor organization, (c) as of the date hereof, no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority, (d) to the knowledge of the Company, as of the date hereof there are no formal organizing activities involving a material number of employees of the Company or any of its Subsidiaries pending with, or threatened by, any labor organization and (e) there are no strikes, or material work stoppages, slowdowns, lockouts, arbitrations or grievances or other labor disputes, pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries.

         Section 3.18. Compliance with Laws. Except as set forth on Schedule 3.18, the Company and its Subsidiaries hold all licenses, franchises, certificates, consents, permits, qualifications and authorizations from all governmental authorities necessary for the lawful conduct of their businesses, except where the failure to hold any of the foregoing would not have, and would not reasonably be expected to have, a Material Adverse Effect. To the Companys knowledge, neither the Company nor any of its Subsidiaries has violated, or is in violation of, any such licenses, franchises, certificates, consents, permits, qualifications or authorizations or any applicable statutes, laws, ordinances, rules and regulations (including, without limitation, any of the foregoing related to occupational safety, storage, disposal, discharge into the environment of hazardous wastes, environmental protection, conservation, unfair competition, labor practices or corrupt practices) of any governmental authorities, except where such violations do not have, and would not reasonably be expected to have, a Material Adverse Effect. The Company and its Subsidiaries have made all material submissions (including, without limitation, registration statements) required under, and the operation of the Systems has been in compliance in all material respects with, the Communications Act of 1934, as amended (the Communications Act), and the applicable rules and regulations thereunder of the FCC (the FCC Rules and Regulations), the 1976 Copyright Act, as amended (the Copyright Act) and all Franchises.

         Section 3.19. Finders Fees. Except for Merrill Lynch, a true and correct copy of whose engagement agreement has been provided to Buyer, and for any financial advisor that may be retained by Mercom in connection with the transactions contemplated by Section 7.07 (which financial advisor, if any, will be retained pursuant to a customary engagement agreement providing for customary compensation reasonably satisfactory to Buyer), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of the Company or any Subsidiary of the Company who might be entitled to any fee or commission from Buyer or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

         Section 3.20. Title to Properties; Encumbrances. Except as set forth on
Schedule 3.20, the Company and each of its Subsidiaries has good and marketable title to (or in the case of leased assets, valid and existing leasehold interests in) the material assets set forth on the Balance Sheet (other than those disposed of in the ordinary course of business since the Balance Sheet
Date), free and clear of all Liens other than Permitted Liens. Except as set forth on Schedule 3.20, the Company and each of its Subsidiaries owns or has the lawful right to use all assets, properties, operating rights, easements, contracts, leases, and other instruments necessary to operate its business as presently conducted in all material respects. Schedule 3.20 sets forth a list of all real property which is owned or leased by the Company or any of its Subsidiaries. Except as set forth in Item 3 on Schedule 3.20 and with such other exceptions as would not have a Material Adverse Effect, all buildings, improvements, central receiving apparatus, distribution equipment, cables, converters, origination equipment and other operating assets of the Company and its Subsidiaries are in good working order and condition, normal wear and tear excepted.

         Section 3.21. Environmental Matters. There are no material Environmental Liabilities (as defined below) of the Company or any of its Subsidiaries. The Company and its Subsidiaries are in compliance and have been in compliance, in all material respects, with all Environmental Laws. There has been no report regarding any material environmental assessment, investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or its Subsidiaries or any property or facility now or previously owned by the Company or its Subsidiaries which has not been delivered to Buyer. For purposes of this Agreement, Environmental Liabilities means any and all liabilities of the named entity, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Effective Time, and includes but is not limited to fines, penalties, and costs of correcting any compliance deficiencies, and obligations for site cleanup or investigation or cleanup resulting from the disposal, release or threatened release of hazardous substances, pollutants, contaminants, or wastes. Environmental Laws means any federal, state, and local laws, judicial decisions, regulations, rules, judgments, orders, decrees, permits, licenses, agreements and governmental restrictions, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other hazardous substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other hazardous substances or wastes or the clean-up or other remediation thereof.

         Section 3.22. Systems, Franchises and Material Agreements. (a) As of March 31, 1998, the cable television systems owned by the Company and its Subsidiaries (the Systems) (i) had approximately 204,000 Basic Subscribers, (ii) passed approximately 338,800 residential dwelling units and (iii) included approximately 2,000 underground plant miles and approximately 5,000 aerial plant miles. For purposes hereof, Basic Subscriber means a customer of the Company or any of its Subsidiaries who as of the relevant date satisfies all of the following requirements:

               (i) such customer is connected to and receiving Basic Service from the Company or any of its Subsidiaries;

               (ii) such customer is being charged for the services received at the rate that the Company or such of its Subsidiaries generally charges to its customers in that location;

               (iii) such customer has paid to the applicable provider the applicable rate for all services received for one month (or more) of service prior to the relevant date;

               (iv) such customer does not have any outstanding bill or any service charges more than sixty (60) days delinquent from the due date therefore in excess of $10.00; and

               (v) provided that a hotel, motel or other multiple dwelling unit customer which pays less per dwelling unit than the rates charged in the relevant area by the applicable provider for detached single family homes shall be considered to be that number of Basic Subscribers which is equal to revenues from Basic Service generated by such hotel, motel or other customer for the month ending on the relevant date (or if such date is not the end of a month, the month ending immediately prior to such date) (without regard to non-recurring revenues from ancillary services such as installation fees) divided by the full rate charged to detached single family homes for such service in the relevant area by the applicable provider.

For purposes hereof, Basic Service means, for any given Franchise area, the cable television service tier or tiers provided by the Company or any of its Subsidiaries in such Franchise area which include the retransmission of local off air television broadcast signals.

         (b) Except for (i) contracts, commitments and agreements entered into in accordance with the terms of this Agreement, (ii) those contracts listed on
Schedule 3.22(b) (the Material Agreements), and (iii) the Franchises, neither the Company nor any of its Subsidiaries is a party to or is bound by a contract, commitment or agreement which is material to the Company and its Subsidiaries taken as a whole or which involves payments of more than $500,000 in the aggregate or which restricts the Company and its affiliates from engaging in any business or which involves the purchase of programming by the Company. Schedule 3.22(b) sets forth a list, complete in all material respects, of the Franchises of the Company or any of its Subsidiaries (the Franchises). Each Franchise and each Material Agreement is in all material respects the validly existing, legally enforceable obligation of the Company or one of its Subsidiaries, as the case may be, and, to the knowledge of the Company, of the other parties thereto, subject to the Enforceability Exceptions. The Company and its Subsidiaries are validly and lawfully operating in all material respects under their respective Franchises and the Material Agreements to which they are a party. The Company and its Subsidiaries have duly complied in all material respects with all of the terms and conditions of each of their respective Franchises and each Material Agreement to which they are a party. Except as set forth on Schedule 3.22(b), each System operates pursuant to a Franchise.

         (c) Except as set forth on Schedule 3.22(c) and subject to such other exceptions as would not have a Material Adverse Effect, no Person (including any governmental authority) has any right to acquire any interest in any System or any assets of the Company or any of its Subsidiaries (including any right of first refusal or similar right) upon an assignment or transfer of control of a Franchise, other than rights of condemnation or eminent domain afforded by law.

         (d) Neither the Company nor any of its Subsidiaries has made or is bound by any material written commitments to any state, municipal, local or other governmental commission, agency or body with respect to the operation and construction of the Systems which are not fully reflected in their Franchises or any Material Agreement.

         (e) With such exceptions as would not have a Material Adverse Effect, no Franchising Authority has advised the Company or any of its Subsidiaries in writing, or otherwise formally notified the Company or any of its Subsidiaries in accordance with the terms of the applicable Franchise, of its intention to deny renewal of an existing Franchise held by the Company or any of its Subsidiaries. With such exceptions as would not have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has received, nor has notice that it will receive, from any Franchising Authority a preliminary assessment that a Franchise should not be renewed as provided in Section 626(c)(1) of the Communications Act, nor has the Company, any of its Subsidiaries, or any Franchising Authority commenced or requested the commencement of an administrative proceeding concerning the renewal of a Franchise as provided in
Section 626(c)(1) of the Communications Act. With such exceptions as would not have a Material Adverse Effect, the Company and its Subsidiaries have timely filed pursuant to the formal renewal procedures established by Section 626(a) of the Communications Act notices of renewal in accordance with the Communications Act with all Franchising Authorities with respect to each Franchise expiring within 36 months after the date of this Agreement. As of the date hereof, no Franchising Authority has commenced, or given notice that it intends to commence, a proceeding to revoke a Franchise held by the Company or any of its Subsidiaries.

         (f) The Company and its Subsidiaries are operating the Systems in compliance in all material respects with the provisions of the Franchises, the Copyright Act, the Communications Act and the FCC Rules and Regulations, including those relating to carriage of signals, syndicated exclusivity, network non-duplication, and retransmission consent. Without limiting the foregoing and except as set forth on Schedule 3.22(f) or as would not have a Material Adverse Effect, (i) each of the communities served by the Systems has been registered with the FCC, (ii) all of the semi-annual and annual performance tests on the Systems required to have been performed by the Company and its Subsidiaries under Section 76.601 of the FCC Rules and Regulations since June1, 1997 have been performed, (iii) the Systems currently meet the technical standards set forth in the FCC Rules and Regulations, including the leakage limits contained in Section 76.605(a)(11) thereof, (iv) the Company has delivered or made available to Buyer a copy of the most recent FCC Forms 320 filed with the FCC (Basic Signal Leakage Performance Report) for the Company and its Subsidiaries,
(v) copies of the most recent signal leakage tests conducted under Section
76.611 of the FCC Rules and Regulations and copies of the most recent proof of performance tests on the Systems have been delivered or made available to the Buyer by the Company, and (vi) the most recent signal leakage tests and the proof of performance tests for the Systems were conducted in accordance with the testing procedures set forth in Sections 76.601 and 76.609 of the FCC Rules and Regulations and such tests evidence that the Systems meet or exceed the technical standards set forth in Section 76.605 of the FCC Rules and Regulations.

         (g) (i) All television stations carried by the Systems are carried either pursuant to retransmission consent agreements or must-carry elections (or must- carry defaults) except as set forth in Schedule 3.22(g) (which Schedule includes a description of the basis for the exception), (ii) the Company has delivered or made available to Buyer full and complete copies of all retransmission consent agreements, and (iii) for each commercial television station carried on a System that has elected must-carry status, but that is not being carried because of signal quality problems or potential copyright liability, Schedule 3.22(g) lists the call sign of the station and the reason for non-carriage. There are no requests by any television station which asserts that it is entitled to must-carry status seeking carriage on any System which the Company or any of its Subsidiaries has denied or refused to honor or which is the subject of a complaint filed with the FCC, except as listed on Schedule 3.22(g).

         (h) The Company has delivered or made available to Buyer true, correct, and complete specimen copies of (i) all FCC Forms 393, 1200, 1205, 1210, 1215, 1220, 1225, 1230, 1235 and 1240 that have been filed with governmental authorities with respect to the Systems and that involve rate complaints that have not been finally resolved, and all material correspondence with governmental authorities related thereto, (ii) all material correspondence with any governmental body that relates to rate regulation generally or to specific rates charged to subscribers of the Systems and that is with respect to rate complaints that are pending at the FCC or basic rates that are currently under review by a local governmental entity (including any Franchising Authority) or the FCC, including, without limitation, any complaints filed with the FCC with respect to any rates charged to subscribers of the Systems, and (iii) any material documentation relating to an exemption from the rate regulation provisions of the Communications Act claimed by the Company or any of its Subsidiaries with respect to the Systems. With such exceptions as would not have a Material Adverse Effect, Schedule 3.22(h) sets forth (i) a list of all rate complaints filed with the FCC of which the Company or any of its Subsidiaries have any knowledge and which have not been finally resolved by the FCC, and further sets forth those Franchising Authorities that have been certified or, to the Companys knowledge, filed for certification under the Communications Act with respect to rate regulation and that have not been finally denied certification or decertified, and (ii) a list of all letters of inquiry from the FCC received by the Company or any of its Subsidiaries since 1992 with regard to rate restructuring that have not been finally resolved. For purposes of this subsection the term finally means that there is no pending FCC or court consideration or request for FCC or court review, reconsideration or appeal, and the time for seeking any such review, reconsideration or appeal has expired.

         (i) Except as set forth on Schedule 3.22(i), the Company and its Subsidiaries have filed with the Franchising Authorities, the FCC and the Copyright Office all material forms, reports, statements of accounts and other material information required to be filed under the Franchises, the Communications Act, Section 111 of the Copyright Act, the FCC Rules and Regulations and the rules and regulations of the Copyright Office relating to
Section 111, and all such forms, reports, statements of account, and other information were correct in all material respects at the time of filing.

         (j) With such exceptions as would not have a Material Adverse Effect,
(A)the Company and its Subsidiaries have paid all compulsory copyright and any other fees required under the Copyright Act for the Systems, and (B)neither the Company nor any of its Subsidiaries has any knowledge of any deficiency in the amount of any compulsory copyright fee or other fee payments made and has not received from the Copyright Office or any other Person any statement or claim respecting an underpayment or nonpayment of any compulsory copyright fee or other fee payment for the Systems.

         (k) With such exceptions as would not have a Material Adverse Effect,
(A)the Company and its Subsidiaries have paid all franchise and any other fees owed to all relevant Franchising Authorities or other Persons required for the Systems, and (B) neither the Company nor any of its Subsidiaries has any knowledge of any current deficiency in the amount of any franchise or other fee payment made and has not received from any Franchising Authority or any other Person any statement or claim respecting an underpayment or nonpayment of any franchise or other fee for the Systems.

         (l) With such exceptions as would not have a Material Adverse Effect,
(A)the Company and its Subsidiaries currently hold all FCC licenses, permits, and authorizations necessary for the operation of the Systems as currently operated (hereafter FCC Licenses), (B)all such FCC Licenses are in full force and effect, (C)except as disclosed in Schedule 3.22(l) there are not pending before the FCC any requests or applications to modify, extend or renew any of the FCC Licenses and (D)there are not pending, nor to the knowledge of the Company and its Subsidiaries threatened, any proceedings that might result in the revocation, termination or cancellation of any of the FCC Licenses.

         Section 3.23. Transactions with Affiliates. Schedule 3.23 sets forth all material arrangements between the Company and its Subsidiaries, on the one hand, and affiliates of the Company (other than its Subsidiaries), on the other hand, including, without limitation, all material arrangements with R and C.
Schedule 3.23 also sets forth all material arrangements between the Company and its Subsidiaries (other than Mercom and its Subsidiaries), on the one hand, and Mercom and its Subsidiaries, on the other hand. For the period from January 1, 1998 to April 30, 1998, the approximate cost for customer service, billing service and lockbox service under the Distribution Agreement and as determined in accordance with the Distribution Agreement was as set forth on Schedule 3.23.

         Section 3.24. Tax-free Spin-off of the Company. As of the date on which all of the stock of the Company was distributed by CTE pro rata to its common equity holders (the Company Distribution), there was no plan (or series of related transactions) pursuant to which one or more persons would acquire directly or indirectly stock representing a 50% or greater interest in CTE or the Company within the meaning of Code 355(e); provided, however, that Buyer acknowledges that based on the facts and other information furnished to Buyer as of the date hereof the representation and warranty set forth in this sentence is accurate. A true, correct and complete copy of the letter ruling issued by the Internal Revenue Service to CTE (including any supplements or modifications thereto) relating to the Company Distribution has been provided to Buyer (the Spin-Off Letter Ruling). The transactions proposed in the Spin-Off Letter Ruling (together with any supplements or modifications thereto) that were to have occurred prior to the time this representation and warranty is being given have occurred substantially in the manner set forth in such ruling. The representations and warranties set forth in the Spin-Off Letter Ruling (together with any supplements or modifications thereto) were true and correct in all material respects as of the date of the Spin-Off Letter Ruling (as supplemented or modified) and as of the date on which the Company Distribution occurred.

                                    ARTICLE 4

                     Representations and Warranties of Buyer

         Buyer represents and warrants to the Company that:

         Section 4.01. Organization and Authority. Each of Buyer and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Buyer and Merger Subsidiary has all requisite corporate and other power to carry on its business as now being conducted. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement (and, in the case of Buyer, the Escrow Agreement and the Voting Agreement) and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement is a valid and binding agreement of Buyer and Merger Subsidiary, enforceable against each in accordance with its terms, subject to the Enforceability Exceptions. Each of the Escrow Agreement and the Voting Agreement is a valid and binding agreement of Buyer, enforceable in accordance with its terms, subject to the Enforceability Exceptions. Buyer has delivered to the Company true and complete copies of its Certificate of Incorporation and Bylaws and of Merger Subsidiarys Certificate of Incorporation and Bylaws, each as in effect on the date hereof. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

         Section 4.02. No Breach. Except as set forth on Schedule 4.02, the execution and delivery by Buyer and Merger Subsidiary of this Agreement (and, in the case of Buyer, the Escrow Agreement and the Voting Agreement) do not and the consummation of the transactions contemplated hereby and thereby by Buyer and Merger Subsidiary will not (i) violate or conflict with their Articles of Certificates of Incorporation or Bylaws or (ii) constitute a breach or default of, or give rise to any third-party right of termination, cancellation, modification or acceleration under, any agreement, understanding or undertaking to which Merger Subsidiary or Buyer or any of its Subsidiaries is a party or by which any of them is bound, or give rise to any Lien on any of their properties, or (iii) subject to obtaining the approvals and making the filings described in
Section 4.03 hereof, constitute a violation of any statute, law, ordinance, rule, regulation, judgment, decree, order or writ of any judicial, arbitral, public, or governmental authority having jurisdiction over Buyer or any of its Subsidiaries or Affiliates or any of their respective properties or assets, with such exceptions in the case of subsections (i) and (ii) as would not have, or reasonably be expected to have, a Buyer MAE or materially interfere with or delay the transactions contemplated hereby. For purposes of this Agreement, the term Buyer MAE means a material adverse effect on the business, assets, operations, condition (financial or otherwise) or results of operations of Buyer and its Subsidiaries taken as a whole.

         Section 4.03. Consents and Approvals. Neither the execution and delivery of this Agreement by Buyer or Merger Subsidiary (or the Voting Agreement or Escrow Agreement by Buyer) nor the consummation of the transactions contemplated hereby or thereby by Buyer or Merger Subsidiary will require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) for filings required under the Exchange Act, (ii) for notification pursuant to the HSR Act and expiration or termination of the waiting period thereunder, (iii) for the filing of the articles of merger and related filings as set forth in Section 1.01 hereof, (iv) for notices to, or consents and waivers from, the relevant Franchising Authorities in connection with a change of control of the holder of the Franchises of the Company and its Subsidiaries, and the FCC in connection with a change of control of the holder of the FCC licenses of the Company and its Subsidiaries, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have, or reasonably be expected to have, a Buyer MAE or materially interfere with or delay the transactions contemplated hereby.

         Section 4.04. Proxy Statement Information. The information with respect to Buyer and its Subsidiaries that Buyer furnishes to the Company for use in the Company Proxy Statement or any amendment or supplement thereto will not contain, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time the stockholders vote on adoption of this Agreement.

         Section 4.05. Finders Fees. Except for Charles James and Lehman Brothers, whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

         Section 4.06. Financing. Buyer has, or will have prior to the Effective Time, sufficient funds available to pay the Merger Consideration in respect of all of the Shares and to pay all related fees and expenses pursuant to the Merger and this Agreement. Buyer has received and furnished copies to the Company of commitment letters (the Commitment Letters) from (i) Lehman Commercial Paper Inc. and Lehman Brothers, Inc. (together, Lender) dated as of June 3, 1998 pursuant to which Lender has committed, subject to the terms and conditions thereof, to provide the financing and enter into the agreements set forth therein and (ii) ABRY Broadcast Partners III, L.P. dated as of June 3, 1998, pursuant to which ABRY Broadcast Partners III, L.P. has committed, subject to the terms and conditions stated therein, to make an equity investment in Buyer. The bank credit agreement referred to in clause (i) above and the stock subscription agreement referred to in clause (ii) above are referred to herein as the Financing Agreements, and the financing to be provided thereunder or under any alternative arrangements made by Buyer is referred to herein as the Financing. As of the date hereof, Buyer knows of no facts or circumstances that are reasonably likely to result in any of the conditions set forth in the Commitment Letters not being satisfied in any material respects.

         Section 4.07. No Violation to FCC Cross Ownership Rules. Assuming Buyer were now in control of the Company and its Subsidiaries, Buyer would not be in violation of any FCC restrictions regarding the ownership of competing media and related businesses that would materially adversely affect the ability of Buyer to own the Company and its Subsidiaries or any material part of their business.

                                    ARTICLE 5

                            Covenants of the Company

         The Company agrees that:

         Section 5.01. Conduct of the Company. Except as set forth on Schedule
5.01 or as otherwise contemplated herein, from the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice in all material respects and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees in all material respects and shall use reasonable best efforts to implement in all material respects their 1998 Capital Plan which is attached hereto as Schedule 5.01 (the Capital Plan). Without limiting the generality of the foregoing, and except as contemplated herein, from the date hereof until the Effective Time without the consent of Buyer which shall not be unreasonably withheld:

               (a) the Company will not, and will not permit any Subsidiary of the Company to, adopt or propose any change in its Articles of Incorporation or Bylaws;

               (b) the Company will not, and will not permit any Subsidiary of the Company to, merge or consolidate with any other Person or acquire assets from any other Person in excess of $500,000;

               (c) the Company will not, and will not permit any Subsidiary of the Company to, sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments disclosed herein and (ii) in excess of $500,000;

               (d) other than as set forth in the Capital Plan, the Company will not, and will not permit any Subsidiary of the Company to, make any capital expenditure in excess of $500,000;

               (e) the Company will not, and will not permit any Subsidiary of the Company to, enter into or amend in any material respect any agreement (other than, in the case of amendments, a Franchise) that would be required to be disclosed on Schedule 3.22 or Schedule 3.23;

               (f) the Company will not, and will not permit any Subsidiary of the Company to, take any action described in subsections (b), (c), (d),
         (e), (f), (h), (i), or (j) of Section 3.12;

               (g) the Company will not, and will not permit any Subsidiary of the Company to, agree or commit to do any of the foregoing; or

               (h) with such exceptions as do not, in the aggregate, have a Material Adverse Effect, the Company will not, and will not permit any Subsidiary of the Company, to take or agree or commit to take any action that would knowingly make any representation and warranty of the Company hereunder inaccurate (disregarding any qualification therein for materiality or Material Adverse Effect) at, or as of any time prior to, the Effective Time.

The Companys obligations under this Section 5.01 and each other covenant in this Agreement are subject, in the case of Mercom and the Mercom Subsidiaries, to the fiduciary duties of the Company as the controlling shareholder of Mercom.

         Section 5.02. Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the Company Stockholder Meeting) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. The Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Companys stockholders (the Company Stockholder Approval) and shall include such recommendation in the Company Proxy Statement; provided that the Board of Directors of the Company shall be permitted to (i) not recommend to the Companys stockholders that they give the Company Stockholder Approval or (ii) withdraw or modify in a manner adverse to Buyer its recommendation to the Companys stockholders that they give the Company Stockholder Approval, but in each of cases (i) and (ii) only if and to the extent that the Company has complied with Section 5.04 and this Section 5.02 and a Superior Proposal is pending at the time the Companys Board of Directors determines to take any such action or inaction. The Company will (i)in connection with the Company Stockholder Meeting, promptly prepare and file with the SEC, use all reasonable efforts to have cleared by the SEC as promptly as practicable and thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting and (ii) unless, to the extent permitted by the first sentence of this Section 5.02, the Board of Directors shall not recommend to the Companys stockholders that they give the Company Stockholder Approval or shall have withdrawn or modified in a manner adverse to Buyer its recommendation, use reasonable best efforts to solicit proxies in favor of the approval of this Agreement and the Merger, provided that the obligation of the Company to cause the Company Proxy Statement and proxy to be mailed to the Companys stockholders is subject to the Board of Directors of the Company having received from Merrill Lynch confirmation of its opinion referred to in Section 3.04 as of the date scheduled for mailing of the Company Proxy Statement if the Board of Directors requests such a confirmation. For purposes of this Agreement, Superior Proposal means any bona fide Acquisition Proposal, on terms that the Board of Directors of the Company determines in its reasonable good faith judgment are more favorable to the Companys stockholders taken as a whole than the transactions contemplated by the Agreement and with respect to which the Companys Board of Directors determines, in its reasonable good faith judgment, after consultation with its financial advisors, the Person making such Acquisition Proposal has the financial means to consummate such Acquisition Proposal. For purposes of this Agreement, Acquisition Proposal means any offer or proposal for a merger, consolidation or tender or exchange offer or other business combination involving the Company or any Subsidiary of the Company or the acquisition of any substantial equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary of the Company, other than the transactions contemplated by this Agreement.

         Section 5.03. Access to Information. From the date hereof until the Effective Time, the Company will give Buyer, its counsel, financial advisors, auditors, financing sources, and other authorized representatives reasonable access, during regular business hours and upon reasonable notice, to the offices, properties, books and records of the Company and its Subsidiaries, will furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Companys employees, counsel, independent accountants, and financial and other advisors to cooperate with Buyer in its investigation of the business of the Company and its Subsidiaries. All such access and information obtained by Buyer and its authorized representatives shall be subject to the terms and conditions of the letter agreement between the Company and Buyer dated May 7, 1998 (the Confidentiality Agreement).

         Section 5.04. Other Offers. From the date hereof until the termination hereof, the Company and its Subsidiaries and the officers, directors, employees or other agents of the Company and its Subsidiaries will not (i) take any action to solicit, initiate or knowingly encourage inquiries or proposals that constitute, or reasonably would be expected to lead to, any Acquisition Proposal or (ii) engage in discussions or negotiations with, or disclose any nonpublic information relating to the Company or any Subsidiary of the Company or afford access to the properties, books or records of the Company or any Subsidiary of the Company to, any Person (or any of its agents or representatives) that the Company believes may be considering making, or has made, an Acquisition Proposal; provided that nothing contained in this Section 5.04 shall (A) prevent the Company from furnishing non-public information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited bona fide Acquisition Proposal received from such Person so long as prior to furnishing non-public information to, or entering into discussions or negotiations with, such Person, (1) the Company receives from such Person an executed confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement, (2) the Board of Directors has reasonably concluded that such Acquisition Proposal constitutes a Superior Proposal and (3) the Company has otherwise complied with this Section
5.04 or (B)prevent the Company and its Subsidiaries from taking actions in the ordinary course of business consistent with past practice and not in connection with any Acquisition Proposal. The Company will notify Buyer as soon as possible, but in any event within 24 hours, after receipt of any Acquisition Proposal or any request for nonpublic information relating to the Company or any Subsidiary of the Company or for access to the properties, books or records of the Company or any Subsidiary of the Company by any Person that the Company believes may be considering making, or has made, an Acquisition Proposal. Such notice to Buyer shall indicate the identity of the Person making the Acquisition Proposal or request and in reasonable detail the terms thereof. If the financial or other material terms of such Acquisition Proposal are modified in any material respect, then the Company shall notify Buyer as soon as possible, and in any event within 24 hours. The Company will immediately cease and cause its advisors and agents to cease any and all existing activities, discussions or negotiations regarding an Acquisition Proposal with any parties previously contacted; provided that the Company may inform such parties that this Agreement has been entered into and that the previously disclosed exploration of strategic alternatives process has been terminated. Nothing contained in this Agreement shall prohibit the Board of Directors of the Company from (i)taking and disclosing to the Companys shareholders a position with respect to a tender offer for the Shares by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, (ii) making such disclosure to the Companys shareholders as, in the judgment of the Board of Directors of the Company, based on the advice of outside counsel, is required under applicable law or under the rules of the NASDAQ Stock Market, or (iii) responding to any unsolicited proposal or inquiry solely by advising the person making such proposal or inquiry of the terms of this Section 5.04. From the date hereof until the termination hereof, the Company (i) shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement (other than any entered into in the ordinary course of business not in connection with any Acquisition Proposal and other than as permitted under the proviso to the first sentence of this Section 5.04) to which it or any of its Subsidiaries is a party and (ii) shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, without limitation, by seeking to obtain injunctions to prevent breaches thereof that are known to it and specific performance thereof.

         Section 5.05. Tax Matters. Without the prior written consent of Buyer, which shall not be unreasonably withheld, and except as set forth on Schedule 5.05, at any time from the date hereof to the Effective Time, neither the Company nor any of its Subsidiaries shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Company, any of its Subsidiaries, Buyer or any affiliate of Buyer, in any such case with respect to an amount of Tax which is material.

         Section 5.06. Notices of Certain Events. The Company shall promptly notify Buyer of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, and (iii) any notice or other communication regarding any litigation or potential litigation arising from or related to the transactions contemplated herein. The Company shall consult with the Buyer regarding any stockholder litigation arising from or related to the transactions contemplated herein and shall not settle any such litigation without the consent of the Buyer, which consent shall not be unreasonably withheld.

         Section 5.07. Pending Acquisition. The Company has notified Buyer of three potential acquisitions by the Company as set forth on Schedule 5.07. The Company agrees to use its reasonable best efforts to enter into definitive agreements and consummate the transactions referred to therein as soon as reasonably practicable. Any such definitive agreement shall be in substantially the terms set forth in Schedule 5.07 or the related letters of intent referred to therein and shall be reasonably acceptable to the Buyer. The Company shall not waive any material term or condition thereunder without the consent of Buyer. The Company shall be entitled to borrow money under its existing facilities to consummate such transactions and any matter arising from such transactions that would result in a breach of any of the representations and warranties in Article 3 shall be disregarded for purposes of this Agreement.

         Section 5.08. Cooperation. From the date hereof until the termination hereof, (i) the Company shall confer on a regular and frequent basis with one or more representatives of Buyer to report operational matters of materiality and the general status of ongoing operations and with respect to the matters contemplated by Sections 5.07 and 7.07 and (ii) the Company shall cooperate with Buyer in connection with obtaining the Financing. The Company will cooperate with Buyer to minimize indemnity payments described in the last sentence of
Section 3.02.

                                    ARTICLE 6

                               Covenants of Buyer

         Buyer agrees that:

         Section 6.01. Obligations of Merger Subsidiary. Buyer will take all action necessary to cause Merger Subsidiary (and any affiliate of Buyer to which an assignment is made as contemplated in Section 10.04) to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

         Section 6.02. Voting of Shares. Buyer agrees to vote all Shares beneficially owned by it in favor of adoption of this Agreement at the Company Stockholder Meeting.

         Section 6.03. Director and Officer Liability. For six years after the Effective Time, Buyer will, and will cause the Surviving Corporation to,
(i)indemnify and hold harmless the present and former officers, directors and employees of the Company in respect of acts or omissions occurring prior to the Effective Time (including, without limitation, in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) to the fullest extent permitted under the Companys Articles of Incorporation and Bylaws and (ii) to the fullest extent permitted under applicable law, advance to such Persons expenses incurred in defending any action or suit with respect to which indemnity may be available under the Companys Articles of Incorporation or Bylaws upon receipt from each such Person to whom expenses are advanced of an undertaking reasonably satisfactory to Buyer to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. In the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Any determination required to be made with respect to whether any of the foregoing Persons is entitled to indemnification as set forth above shall be made by independent legal counsel selected mutually by such Person and Buyer. For six years after the Effective Time, Buyer will use its reasonable best efforts to provide officers and directors liability insurance and fiduciary liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such Person currently covered by the Companys officers and directors liability insurance policy and fiduciary liability insurance policy on terms with respect to coverage and amount no less favorable in any material respect than those of such policies in effect on the date hereof; provided that in satisfying its obligation under this Section, Buyer shall not be obligated to pay annual premiums in excess of $127,500; provided further that if the premiums would exceed such amount in a given year, Buyer shall use its reasonable best efforts to purchase coverage that in the reasonable opinion of Buyer is the best available for such amount per year. Buyer may satisfy such obligation by purchasing officers and directors liability and fiduciary liability run-off coverage for such six-year period

         Section 6.04. Commitment Letters and Financing Agreements. Buyer
(a)will not amend or otherwise modify the Commitment Letters in any material respect adverse to Buyer or the Company without the prior consent of the Company which will not be unreasonably withheld, (b)will use its reasonable best efforts to obtain the Financing and (c)will keep the Company timely informed of the status of the Financing and any material developments with respect thereto, including without limitation informing it within two business days of its becoming aware of any facts or circumstances that might reasonably be expected to result in (i) the Commitment Letters being terminated or any of the material conditions therein not being satisfied in any material respect with the result that adequate Financing would not be available to effect the transactions contemplated hereby, or (ii) the amount of the Financing to be provided pursuant to the Commitment Letters or the Financing Agreements not being sufficient or available to complete the transactions contemplated hereby.

         Section 6.05. Cooperation. In connection with the opinion referred to in Section 8.04(c), Buyer will cooperate with, and provide reasonable access to information regarding the Financing and Buyer to, the Company and the appraiser retained by the Company (which, if consented to by the Lender, will be the same appraiser as the appraiser retained by the Lender; provided that such appraiser is reasonably satisfactory to Buyer). The terms upon which any appraiser is obtained shall be reasonably satisfactory to Buyer.

         Section 6.06. Merger Subsidiary Jurisdiction. Prior to the Effective Time, either (i) Merger Subsidiary shall become a Pennsylvania corporation through merger or otherwise or (ii) Merger Subsidiary shall assign its rights and obligations hereunder to a Pennsylvania corporation.

                                    ARTICLE 7

                    Other Agreements of Buyer and the Company

         The parties hereto agree that:

         Section 7.01. Reasonable Best Efforts. Each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable, including but not limited to the satisfaction of all conditions to the Merger and seeking to remove promptly any injunction or other legal barrier that may prevent or delay such consummation. Each of the parties shall promptly notify the other whenever a consent is obtained and shall keep the other informed as to the progress in obtaining such consents.

         Section 7.02. Certain Filings. (a) The Company and Buyer agree to use their respective reasonable best efforts to obtain all authorizations, consents, orders and approvals of federal, state, local and foreign regulatory bodies and officials and non-governmental third parties that may be or become necessary for performance of their respective obligations pursuant to this Agreement, and will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals; provided that except as set forth in the Capital Plan or in the 1999-2001 Capital Expenditure Summary set forth in Schedule 7.02 (a) (the Capital Summary) and with such other exceptions as in the aggregate would not, and would not reasonably be expected to, have a Material Adverse Effect or require in excess of $1,000,000 in capital expenditures, nothing herein shall require Buyer or Merger Sub to agree to any change to, or to make any commitments in respect of, any Franchise or License in connection with obtaining any consent or approval required with respect to the transactions contemplated hereby. The Buyer shall have primary responsibility, with the assistance and cooperation of the Company and its Subsidiaries, for obtaining all authorizations, consents, orders and approvals with respect to the Companys and its Subsidiaries Licenses and Franchises; provided, however, that the Company and Buyer will have joint responsibility with respect to the joint applications required for the transfers of Licenses under the rules and regulations of the FCC. Each of Buyer and the Company will use its reasonable best efforts to ensure that all necessary applications in connection with transfer of control of the Licenses and the Franchises are filed within twenty days of the date hereof. Without limitation, the Company and Buyer shall each use their reasonable best efforts to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act no later than twenty days from the date hereof; and each such filing shall request early termination of the waiting period imposed by the HSR Act. For purposes of this Agreement, Licenses means approvals, consents, rights, certificates, orders, franchises, determinations, permissions, licenses, authorities or grants issued, declared, designated or adopted by any federal, state or municipal government or other political subdivision or any department, commission, board, bureau, agency or instrumentality thereof, excluding, however, the Franchises.

         (b) Any application to any governmental authority for any authorization, consent, order or approval necessary for the transfer of control of any License or Franchise shall be reasonably acceptable to the Company and Buyer. Without limiting the obligations of the Company and Buyer under Section 7.02(a), each of the Company and Buyer agrees, upon reasonable prior notice, to make appropriate representatives available for attendance at meetings and hearings before applicable governmental authorities in connection with the transfer of control of any License or Franchise. Except as set forth in the Capital Plan or the Capital Summary, and with such other exceptions as in the aggregate would not have, and would not reasonably be expected to have a Material Adverse Effect or require in excess of $1,000,000 in capital expenditures, neither the Company nor any Subsidiary will agree to any changes to, or make any commitments in respect of, any Franchise in connection with obtaining the consent of the Franchising Authority for the transfer of control thereof.

         Section 7.03. Public Announcements. Buyer and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

         Section 7.04. Notices. Each party hereto shall promptly after obtaining knowledge of the occurrence or threatened occurrence of, any fact or circumstance that would cause or constitute, or would be reasonably likely to cause or constitute, a material breach of any of its representations and warranties set forth herein, give notice thereof to the other party.

         Section 7.05. Employee Benefits. (a) Unless otherwise provided herein, with respect to the employees and former employees of the Company and its Subsidiaries, Buyer agrees that the Company shall honor in accordance with their respective terms and, on and after the Effective Time, Buyer shall cause the Surviving Corporation and its Subsidiaries to honor, all Employee Plans, Benefit Arrangements and all other written employment, severance, termination and retirement agreements to which the Company or any of its Subsidiaries is a party as of the Effective Time, including those Employee Plans and Benefit Arrangements set forth in Schedule 3.16 to the extent such plans and arrangements are maintained and sponsored by the Company or its Subsidiaries.

         (b) Buyer agrees that, for a period of no less than three months after the Effective Time, it shall, or shall cause the Surviving Corporation and its Subsidiaries to, provide employee pension and welfare plans for the benefit of employees and former employees of the Company and its Subsidiaries, that, in the aggregate, are not materially less favorable than the Employee Plans and Benefit Arrangements in effect immediately prior to the Effective Time. To the extent any benefit plan of Buyer (or any plan of the Surviving Corporation or any of its Subsidiaries) shall be made applicable to any employee or former employee of the Company or any of its Subsidiaries, Buyer shall, or shall cause the Surviving Corporation and its Subsidiaries to, grant to employees and former employees of the Company and its Subsidiaries credit for service with the Company or any of its Subsidiaries prior to the Effective Time for the purposes of determining eligibility to participate and the employees nonforfeitable interest in benefits thereunder and, unless a duplication of benefits would thereby result, for calculating benefits (including benefits the amount or level of which is determined by reference to an employees vesting service) thereunder. In addition, to the extent any Buyer plan (or any plan of the Surviving Corporation or any of its Subsidiaries) that constitutes an employee welfare benefit plan, as defined in Section 3(3) of ERISA, shall be made applicable to any employee or former employee of the Company or any of its Subsidiaries, Buyer shall, or shall cause the Surviving Corporation and its Subsidiaries to, waive all preexisting condition exclusions and waiting periods otherwise applicable to employees and former employees of the Company and its Subsidiaries, except to the extent any such limitations or waiting periods in effect under comparable plans of the Company and its Subsidiaries have not been satisfied as of the date such plan is made so applicable. Nothing in this Agreement shall be interpreted as limiting the power of the Surviving Corporation or any of its Subsidiaries to amend or terminate any Employee Plan, Benefit Arrangement or any other employee benefit plan, program, agreement or policy or as requiring the Surviving Corporation or any of its Subsidiaries or Buyer to offer to continue (other than as required by its terms) any written employment contract or to continue the employment of any given employee.

         Section 7.06. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

         Section 7.07. Mercom Minority Interest. The parties hereto agree that notwithstanding anything to the contrary set forth in this Agreement, the Company shall be entitled (i) either (a) to negotiate and enter into an agreement with Mercom (the Mercom Agreement) to purchase the 1,822,810 shares of Mercom Common Stock, par value $1.00 per share (Mercom Shares) that the Company does not own for cash consideration of $11.00 per share, or (b) to make a cash tender offer (the Mercom Tender Offer) for such Mercom Shares at a price of $11.00 per share, (ii)to consummate the purchase pursuant to such Mercom Agreement or such Mercom Tender Offer, (iii) to borrow funds under the Companys existing credit facilities for such purchase (and to amend such facilities to permit such borrowings for such purpose) and (iv) to take such customary actions in connection with the foregoing as the Company shall reasonably conclude are appropriate. The terms (other than the cash consideration, which shall be as set forth above except as otherwise agreed by Buyer and the Company) of any such Mercom Agreement or Mercom Tender Offer shall be reasonably acceptable to Buyer and the Company will not waive any material term or condition under such Mercom Agreement or Mercom Tender Offer without the consent of Buyer. No such transaction will be consummated involving the acquisition of MercomShares without the approval of a committee of the Board of Directors of Mercom composed solely of independent directors. It is understood and agreed that the closing of any such purchase may be conditioned upon the closing of the Merger, that the closing of such purchase may occur before or after the Effective Time, and that none of the entering into of an Mercom Agreement, the commencement of an Mercom Tender Offer and the closing of any such purchase pursuant to a Mercom Agreement or Mercom Tender Offer shall be a condition to the Merger. The Company shall use all reasonable efforts to ensure that the fees and expenses incurred in connection with the foregoing transactions are reasonable.

         Section 7.08. Termination of Services. Effective as of the Effective Time, the Company will terminate all services provided to it by R Corporation
(R) and CTE under Section6.01 of the Distribution Agreement among the Company, R and CTE dated as of September 5, 1997, except for (i) customer and billing services now provided to the Company out of RCNs Dallas, Pennsylvania office, which services shall continue under the Distribution Agreement for 90 days after the Effective Time (or such shorter period as elected by Buyer not less than thirty days prior to the desired termination date) and (ii) the lockbox service provided by CTE, which service shall continue under the Distribution Agreement for 60 days after the Effective Time (or such shorter period as elected by Buyer not less than thirty days prior to the desired termination date). Promptly (and, in any event, within 30 days after) the receipt of an invoice therefor, the Company will pay, without setoff or withholding, all amounts properly due to R and CTE under such Distribution Agreement for services rendered prior to the Effective Time. The 4% management fee charged by RCN to the Company under the Distribution Agreement will accrue for the period up to the Effective Time but as of the Effective Time will cease to accrue for future periods. After the Second Letter of Credit has been delivered to the Escrow Agent, the Company and Buyer will cooperate to begin establishing a customer service center in a mutually agreeable location in Michigan. The Company will cooperate with Buyer to arrange for RCN to continue to provide programming to the Systems for a reasonable transitional period after the Effective Time. The Company will cooperate with Buyer in connection with Buyer arranging for the provision after the Effective Time of the other terminated services.

                                    ARTICLE 8

                        Closing; Conditions to the Merger

         Section 8.01. Closing. The closing of the transactions contemplated hereby shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, or at such other location as the parties may agree in writing.

         Section 8.02. Conditions to the Obligations of Each Party. The obligations of the Company, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

               (a) this Agreement shall have been adopted by the stockholders of the Company in accordance with Pennsylvania Law;

               (b) the applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

               (c) the governmental and third party notices, authorizations, consents, orders or approvals set forth on Schedule 8.02 shall have been obtained and be in effect; and

               (d) (i) no federal, state or foreign court, arbitrator or governmental body, agency, or official shall have issued any order, and there shall not have been adopted or promulgated any statute, rule or regulation, prohibiting the consummation of the Merger, or, except for orders, statutes, rules and regulations of general effect, limiting or restricting Buyers conduct or operation of the business of the Company after the Merger in a manner that would have a Material Adverse Effect, and (ii) no proceeding seeking to prohibit, alter, prevent or materially delay the Merger shall have been instituted by any governmental agency or authority before any court, arbitrator or governmental body, agency or official and be pending.

         Section 8.03. Conditions to the Obligations of Buyer and Merger Subsidiary. The obligations of Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

               (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time and the representations and warranties of the Company contained in this Agreement shall be true (disregarding all exceptions therein for materiality and Material Adverse Effect) at and as of the Effective Time as if made at and as of such time (except for representations and warranties made as of a specific date, which shall be true (disregarding all exceptions therein for materiality and Material Adverse Effect) at and as of such date) with such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect and (ii)Buyer shall have received a certificate signed by an executive officer on behalf of the Company to the foregoing effect;

               (b) Buyer shall have received all customary documents it may reasonably request relating to the existence of the Company and the authority of the Company for this Agreement, all in form and substance reasonably satisfactory to Buyer;

               (c) all notices to and authorizations, consents, orders and approvals from applicable Franchise Authorities necessary to transfer control of Franchises in which in the aggregate at least 90% of the Basic Subscribers of the Company and its Subsidiaries are located shall have been obtained and be in effect (the 90% Threshold); provided that this condition will be deemed not to have been satisfied until the earliest of (i) the date upon which this condition would be satisfied if the percentage used for the 90% Threshold was 95% rather than 90%,
         (ii) 30 days after the date upon which the 90% Threshold is met and
         (iii) 20 business days prior to the first anniversary of the date hereof ; and

               (d) Buyer shall have received a certificate signed by an executive officer on behalf of the Company in the form attached hereto as Exhibit C;

               (e) Buyer shall have received a certificate signed by an executive officer on behalf of LTTH in the form attached hereto as Exhibit D; and

               (f) Either (i) CTE shall have issued approximately $75-100 million of equity or equity-linked instruments (which may include convertible debentures) in accordance with the description of proposed transactions set forth in the Spin-Off Letter Ruling or (ii) the Internal Revenue Service shall have issued to CTE a letter ruling supplementing the Spin-Off Letter Ruling which is reasonably satisfactory to Buyer and holds that the Company Distribution was tax-free under 355 of the Code irrespective of the issuance of such equity or equity-linked instruments.

         Section 8.04. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

               (a) (i) each of Buyer and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time and the representations and warranties of the Buyer and Merger Subsidiary contained in this Agreement shall be true (disregarding all exceptions therein for materiality and Buyer MAE) at and as of the Effective Time as if made at and as of such time (except for representations and warranties made as of a specific date, which shall be true (disregarding all exceptions therein for materiality and Buyer MAE) at and as of such date) with such exceptions as would not, individually or in the aggregate, have a Buyer MAE and (ii) the Company shall have received a certificate signed by an executive officer on behalf of Buyer to the foregoing effect;

               (b) the Company shall have received all customary documents that the Company shall reasonably request relating to the existence of Buyer and Merger Subsidiary and the authority of Buyer and Merger Subsidiary to enter into this Agreement, the Commitment Letters and the Financing Agreements, all in form and substance reasonably satisfactory to the Company; and

               (c) the Company shall have received an opinion of a nationally recognized appraiser retained by the Company regarding the solvency of Buyer, the Company and its Subsidiaries after giving effect to the transactions contemplated hereby, including the Financings, and such opinion shall be in form and substance reasonably satisfactory to the Company.

                                     ARTICLE 9

                                   Termination

         Section 9.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time
(notwithstanding any approval of this Agreement by the stockholders of the Company):

               (a) by mutual written consent of the Company and Buyer;

               (b) by either the Company or Buyer if, at the Company Stockholder Meeting (including any postponement or adjournment thereof), the Merger and the other transactions contemplated hereby that require such approval shall fail to be approved and adopted by the affirmative vote specified herein;

               (c) by either the Company or Buyer, if the Merger has not been consummated by the first anniversary of the date hereof, provided that no party whose willful breach has resulted in the Merger not being consummated by such date shall be entitled to terminate this Agreement under this subsection (c);

               (d) by either the Company or Buyer (so long as such party has complied in all material respects with its obligations under Section 7.01), if there shall be any law or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

               (e) by the Company (provided that at the time Buyer would not be entitled to terminate this Agreement under Section 9.01(f) disregarding the notice provision therein) if Buyer or Merger Subsidiary is (i) in material breach of any of its obligations hereunder (it is agreed that the failure of Buyer to obtain financing sufficient to pay the Merger Consideration in respect of all of the Shares and to pay all related fees and expenses in connection with the Merger and this Agreement will be treated as a material breach by Buyer of its obligations hereunder if all conditions under Sections 8.02 and 8.03 have been satisfied and the time set for the Effective Time under Section 1.01(b) occurs (treating all of the conditions under Section 8.04 as having been satisfied)) or (ii) in breach of one or more of its representations and warranties hereunder (disregarding any exceptions therein for materiality or Buyer MAE) with such exceptions as would not individually or in the aggregate have a Buyer MAE, and does not cure, or proceed in good faith to cure, such breach within ten business days after the Company delivers written notice thereof;

               (f) by Buyer (provided that at the time the Company would not be entitled to terminate this Agreement under Section 9.01(e) disregarding the notice provisions thereof) if the Company is (i) in material breach of any of its obligations hereunder or (ii) in breach of one or more of its representations or warranties hereunder (disregarding any exceptions therein for materiality or Material Adverse Effect) with such exceptions as would not individually or in the aggregate have a Material Adverse Effect, and does not cure, or proceed in good faith to cure, such breach within ten business days after notice by Buyer thereof;

               (g) by the Company, if prior to the Company Stockholder Meeting, the Board of Directors of the Company shall have failed to recommend or shall have withdrawn or modified or changed in a manner adverse to Buyer its approval or recommendation of this Agreement or the Merger or shall have failed to include its recommendation in favor of the Merger in the Company Proxy Statement or shall have recommended or approved or endorsed a Superior Proposal (provided that the determination by the Board of Directors that an Acquisition Proposal constitutes a Superior Proposal for purposes of the first sentence of Section 5.04 shall not be treated as recommending, approving or endorsing a Superior Proposal), or the Company shall have entered into a definitive agreement or a letter of intent or similar agreement (which shall not include a confidentiality/standstill agreement permitted by Section 5.04) providing for a Superior Proposal with a Person other than Buyer or its Subsidiaries, in each case in accordance with and to the extent permitted by Section 5.02; provided that the Company shall have made the payment referred to in Section 10.04(b) hereof;

               (h) by Buyer if the Board of Directors of the Company shall have failed to recommend or shall have withdrawn, or modified or changed in a manner adverse to Buyer its approval or recommendation of this Agreement or the Merger or shall have failed to include its recommendation in favor of the Merger in the Company Proxy Statement or shall have recommended or approved or endorsed a Superior Proposal (provided that the determination by the Board of Directors that an Acquisition Proposal constitutes a Superior Proposal for purposes of the first sentence of Section 5.04 shall not be treated as recommending, approving or endorsing a Superior Proposal), or the Company shall have entered into a definitive agreement or a letter of intent or similar agreement (which shall not include a confidentiality/standstill agreement permitted by Section 5.04) providing for a Superior Proposal with a Person other than Buyer or its Subsidiaries;

               (i) by the Company (provided that at the time the Buyer would not be entitled to terminate this Agreement under Section 9.01(f) disregarding the notice provisions thereof) at any time after October 31, 1998 if at such time the Commitment Letter (including any extension thereof) from the Lender has terminated or expired and Buyer has not entered into agreements or received commitments that in the aggregate, together with any funds (including any escrowed funds) of Buyer, provide for the Financing sufficient to pay the Merger Consideration in respect of all of the Shares and to pay all related fees and expenses in connection with the Merger and this Agreement, all on terms and conditions reasonably satisfactory to the Company;

               (j) by the Buyer (provided that at the time the Company would not be entitled to terminate this Agreement under Section 9.01(e) disregarding the notice provisions thereof) at any time after September 30, 1998 if the Effective Time would have occurred but for the failure of the condition set forth in Section 8.03(f) to be satisfied and such condition has not been satisfied prior to the date of termination; or

               (k) by the Buyer (provided that at the time the Company would not be entitled to terminate this Agreement under Section 9.01(e)disregarding the notice provisions thereof) if the Company elects not to cause the Companys proxy statement and proxy to be mailed to the Companys stockholders pursuant to the proviso to the third sentence of Section 5.02.

The party desiring to terminate this Agreement pursuant to this Section shall give written notice of such termination to the other party in accordance with
Section 10.01.

         Section 9.02. Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in this Section 9.02, Section 10.04 and the Confidentiality Agreement shall survive the termination hereof. If this Agreement is terminated by the Company pursuant to Section 9.01(e) or Section 9.01(i) then, as liquidated damages in respect of such breach or action by Buyer or Merger Subsidiary, the Escrow Agent shall draw the full amount available for drawing under the Letters of Credit (if they have not previously been drawn) and pay the proceeds to the Company, pursuant to the terms of the Escrow Agreement, and neither Buyer nor Merger Subsidiary shall have any further liability hereunder. If this Agreement is terminated other than as described in the preceding sentence, then the Escrow Agent shall return to the Buyer, pursuant to the terms of the Escrow Agreement, the Letters of Credit (or if the Letters of Credit have previously been drawn, the proceeds therefrom).

                                   ARTICLE 10

                                  Miscellaneous

         Section 10.01. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answerback, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

         if to Buyer or Merger Subsidiary, to:

                  Avalon Cable of Michigan Holdings Inc.
                  Avalon Cable of Michigan Inc.
                  c/o ABRY Partners, L.P.
                  18 Newbury Street
                  Boston, Massachusetts 02116
                  Telecopy: (617) 859-2797
                  Attention: Jay Grossman

                  with a copy to:

                  Kirkland & Ellis
                  200 East Randolph Drive
                  Chicago, Illinois 60601
                  Telecopy: (312) 861-2200
                  Attention: Jill Sugar Factor

                  if to the Company, to:

                  Cable Michigan, Inc.
                  105 Carnegie Center
                  Princeton, New Jersey 08540
                  Telecopy: (609) 734-3830
                  Attention: General Counsel

                  with a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York 10017
                  Telecopy: (212) 450-4800
                  Attention:  William L. Taylor

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person or by telecopy shall be deemed effective on delivery. Any notice or communication sent by air courier shall be deemed effective on the first business day at the place at which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth business day at the place from which such notice or communication was mailed following the day on which such notice or communication was mailed.

         Section 10.02. Survival of Representations, Warranties and Covenants. The representations and warranties contained herein and in the certificates delivered pursuant to Sections 8.03(a)(ii), 8.03(d), 8.03(e) and 8.04(a)(ii) shall not survive the Effective Time or the termination of this Agreement. All covenants and agreements contained herein which by their terms are to be performed in whole or in part after the Effective Time shall survive the Effective Time and be enforceable in accordance with their terms.

         Section 10.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, make any change that would require further stockholder approval under the Pennsylvania Law.

         (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         Section 10.04. Expenses. (a) Except as set forth herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         (b) If (x) the Company shall terminate this Agreement pursuant to
Section 9.01(g) hereof, or (y) Buyer shall terminate this Agreement pursuant to
Section 9.01(f), 9.01(h) or 9.01(k), or (z) either party shall terminate this Agreement pursuant to Section 9.01(b) in circumstances where the Company Stockholder Approval has not been obtained and the Company has not complied in all material respects with its obligations under Sections 5.02 and 5.04, then in any such case as described in clause (x), (y) or (z), the Company shall pay to Buyer (by wire transfer of immediately available funds not later than the date of termination of this Agreement) an amount equal to $10,000,000 as liquidated damages for the damages, costs and expenses incurred by Buyer in connection with this Agreement, the Merger and the other transactions contemplated hereby. If the Buyer shall terminate this Agreement pursuant to Section 9.01(j) hereof, then the Company shall pay to Buyer (by wire transfer of immediately available funds not later than the date of termination of this Agreement) an amount equal to $3,000,000 as liquidated damages, costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby. Acceptance by Buyer of the payment referred to in either of the foregoing sentences shall constitute conclusive evidence that this Agreement has been validly terminated and that the Company have no further liability hereunder.

         Section 10.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that, without the consent of the Company, the rights and obligations of Merger Sub hereunder may be assigned in whole to any affiliate of Buyer so long as such assignment does not materially delay or interfere with the transactions contemplated herein.

         Section 10.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except for Sections 1.05, 6.03, 7.08 and 10.07 and the first sentence of Section 10.02 (which are also intended to be for the benefit of the persons provided for therein and may also be enforced by such persons).

         Section 10.07. No Personal Liability. Neither this Agreement nor any certificate delivered hereunder shall create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect shareholder of any party hereto or any officer, director, employee, agent, representative or investor of any party hereto.

         Section 10.08. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, except that the consummation and effectiveness of the Merger shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

         Section 10.09. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement shall be brought in any federal court in the Borough of Manhattan, New York, New York or any New York state court in the Borough of Manhattan, New York, New York, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of New York. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 10.01, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

         Section 10.10. Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of or a Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words include, includes or including are used in this Agreement they shall be deemed to be followed by the words without limitation. The phrases the date of this Agreement, the date hereof, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June 3, 1998.

         Section 10.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the Borough of Manhattan, New York, New York or any New York state court in the Borough of Manhattan, New York, New York, in addition to any other remedy to which they are entitled at law or in equity.

         Section 10.12. Entire Agreement; Schedules. This Agreement, the Voting Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. Each party acknowledges and agrees that no other party hereto makes any representations or warranties, whether express or implied, other than the express representations and warranties contained herein or in the certificates to be delivered at the Effective Time. The fact that any item of information is disclosed in any Schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms material or Material Adverse Effect or other similar terms in this Agreement. A matter set forth in one section of the Schedules need not be set forth in any other section or Schedule so long as its relevance to the latter section or Schedule is reasonably clear.

         Section 10.13. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

         Section 10.14. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                              CABLE MICHIGAN, INC.

                              By: /s/ Mark Haverkate
                                 ---------------------------------
                                 Name: Mark Haverkate
                                 Title: President, Chief Operating
                                           Officer

                              AVALON CABLE OF MICHIGAN
                                  HOLDINGS INC.

                              By: /s/ Peggy Koenig
                                 ----------------------------------
                                 Name: Peggy Koenig
                                Title: President

                              AVALON CABLE OF MICHIGAN INC.

                              By: /s/ Peggy Koenig
                                 ----------------------------------
                                 Name: Peggy Koenig
                                Title: President

                                    EXHIBIT A

                          TO LETTER OF CREDIT AGREEMENT

                      IRREVOCABLE STANDBY LETTER OF CREDIT

                                No. _____________

                                                                June 3, 1998

First Union National Bank
765 Broad Street
Newark, New Jersey 07101

Attention: Corporate Trust Office

Dear Sirs:

         We hereby establish, at the request and for the account of ABRY Broadcast Partners III, L.P., a Delaware limited partnership (the "Company"), in your favor, as the Escrow Agent under the Escrow Agreement dated on or about June 3, 1998 (the "Escrow Agreement") provided for under the Agreement and Plan of Merger dated on or about June 3, 1998 among Avalon Cable of Michigan Holdings, Inc., Avalon Cable of Michigan, Inc. and Cable Michigan, Inc. (the "Merger Agreement"), our Irrevocable Standby Letter of Credit No. ________, in the amount of U.S. $10,000,000.00, effective immediately and expiring at the close of banking business at the counters of NationsBank, N.A., Dallas, Texas on June 3, 1999 (the "Stated Expiry Date").

         We hereby irrevocably authorize you to draw on us, in an amount not to exceed the amount of this Letter of Credit set forth above and in accordance with the terms and conditions hereinafter set forth, in a single drawing by your draft, drawn on us and accompanied by (i) your written and completed certificate purportedly signed by you in substantially the form of Annex A attached hereto and (ii) the original of this Letter of Credit. Such draft must be marked "Drawn under NatonsBank, N.A., Irrevocable Standby letter of Credit No. _________.

         We engage with you that any draft drawn under and in compliance with the terms of this Letter of Credit will be duly honored as hereinafter provided on presentation to us at our Letter of Credit Department, 901 Main Street, Dallas, Texas 75202, on or before the close of banking business on the earlier of (i) the Stated Expiry Date and (ii) such earlier date on which this Letter of Credit automatically terminates pursuant to the terms of the next succeeding paragraph. If we receive your draft and certificate at such office, all in conformity with the terms and conditions of this Letter of Credit, not later than 10:00 A.M. (Dallas, Texas time), we will honor the same on the same day by payment made by wire transfer of immediately available funds in accordance with the payment instructions set forth in your certificate. If we receive your draft and certificate at such office, all in conformity with the terms of this Letter of Credit, after 10:00 A.M. (Dallas, Texas time), we will honor the same on the next succeeding banking day by payment made by wire transfer of immediately available funds in accordance with the payment instructions set forth in your certificate.

         Upon the earliest of (i) our honoring your draft presented hereunder,
(ii) the date on which this Letter of Credit is surrendered to us with a written notice from you that this Letter of Credit is being returned to us for cancellation, (iii) the date on which we receive written notice from you that an alternate letter of credit or other credit facility has been substituted for this Letter of Credit and (iv) the Stated Expiry Date, this Letter of Credit shall automatically terminate.

         This Letter of Credit is transferable in its entirety by you only to your successor as Escrow Agent under the Escrow Agreement, provided that you certify to us that such transferee has succeeded you as Escrow Agent under the Escrow Agreement in accordance with the terms of the Escrow Agreement and you and such successor Escrow Agent comply with our usual and customary procedures for transfer, including, without limitation, your delivery to us of our written full transfer form H-4 (H-4 attached or to follow by mail). The original Letter of Credit, together with all original amendments (if any) must be returned to us with the completed transfer form and payment of our customary charge of 1/4 of 1 percent of the amount being transferred, minimum U.S. $250.00.

         This Letter of Credit sets forth in full our undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein (including, without limitation, the Purchase Agreement), except only the certificate and the draft referred to herein; and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement, except for such certificate and such draft.

         This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce, Publication No. 500 (the "Uniform Customs"). This Letter of Credit shall, as to matters not governed by the Uniform Customs, be governed by, and construed and interpreted in accordance with, the laws of the State of Texas, including the Uniform Commercial Code as in effect in the State of Texas.

                                         Very truly yours,

                                         NATIONSBANK, N.A.

                                          By:
                                            --------------------------------
                                            Title:








                                                                         Annex A

                CERTIFICATE FOR DRAWING UNDER IRREVOCABLE STANDBY

                      LETTER OF CREDIT NO.________________

                               DATED JUNE 3, 1998

         The undersigned, a duly authorized officer of the undersigned (the "Beneficiary"), hereby certifies to NationsBank, N.A. (the "Bank"), with reference to Irrevocable Standby Letter of Credit No. ____________ (the "Letter of Credit", the terms defined therein and not otherwise defined herein being used herein as therein defined) issued by the Bank in favor of the Beneficiary, as follows:

                  (1) The Beneficiary is the Escrow Agent under the Escrow Agreement provided for under the Merger Agreement.

                  (2) The Beneficiary is authorized, in accordance with the Escrow Agreement, to make a drawing under the Letter of Credit.

                  (3) The amount of the draft accompany this Certificate is U.S.

         $------------.

                  (4) Payment under this draw request should be made as set forth in the wiring instructions attached hereto.

         IN WITNESS WHEREOF, the Beneficiary has executed and delivered this Certificate as of the ____day of ____________, 19__.

                                        -----------------------------
                                  Escrow Agent

                          By:__________________________

                          Name:________________________

                         Title:_________________________

                                                            EXHIBIT B

                                ESCROW AGREEMENT

         AGREEMENT dated as of June 3, 1998 among Avalon Cable of Michigan Holdings Inc., a Delaware corporation ("Buyer"), Cable Michigan, Inc., a Pennsylvania corporation (the "Company"), and First Union National Bank, as Escrow Agent ("Escrow Agent").

                               W I T N E S E T H:

         WHEREAS, Buyer and Company have entered into a Merger Agreement dated as of June 3, 1998 (as amended from time to time, the "Merger Agreement") pursuant to which the Company has agreed to merge with Avalon Cable of Michigan Inc., a Delaware corporation and a wholly owned subsidiary of Buyer;

         WHEREAS, pursuant to Section 1.06 of the Merger Agreement, Buyer has agreed to deposit with the Escrow Agent on the date hereof a $10,000,000 Letter of Credit (the "First Letter of Credit") and on the sixtieth day after the date hereof a $5,000,000 Letter of Credit (the "Second Letter of Credit"), each in the form set forth in Exhibit A hereto, to be held and drawn upon by the Escrow Agent in accordance with this Agreement or as Buyer and the Company may otherwise agree;

         NOW, THEREFORE, the parties hereto agree as follows:

         SECTION 1. Appointment of Escrow Agent. Buyer and Seller hereby appoint the Escrow Agent to, with respect to each Letter of Credit delivered to the Escrow Agent pursuant to Section 2 hereof, (a) accept, hold and either draw on or return to Buyer such Letter of Credit all in accordance with the terms hereof and (b) if such Letter of Credit is drawn in accordance with the terms hereof, to hold, invest and distribute the proceeds from such drawing (together with any interest and earnings, the "Proceeds") in accordance with the terms hereof. The Escrow Agent hereby accepts such appointment and agrees to assume and perform the duties of escrow agent pursuant to the terms and conditions of this Agreement. As used herein, the term "Letters of Credit" means the First Letter of Credit and the Second Letter of Credit (each, a "Letter of Credit").

         SECTION 2 Delivery and Draw on Letter of Credit. In accordance with
Section 1.06 of the Merger Agreement, concurrently with the execution of this Agreement, Buyer is delivering to the Escrow Agent the First Letter of Credit duly issued by NationsBank, N.A. and the Escrow Agent hereby acknowledges receipt of the First Letter of Credit. Also in accordance with Section 1.06 of the Merger Agreement, on the sixtieth day after the date hereof, Buyer will deliver to the Escrow Agent the Second Letter of Credit duly issued by NationsBank, N.A. With respect to each Letter of Credit, on the date that is 30 days prior (or the next business day if such 30th day is not a business day) to its expiry date, the Escrow Agent shall draw on such Letter of Credit for the full amount available to be drawn thereunder, deposit the Proceeds therefrom into a separate interest bearing account established for that purpose (which shall be the same account for the Proceeds of each Letter of Credit) and invest such Proceeds therefrom in accordance with Section 3. With respect to each Letter of Credit, at any time prior to the date upon which the Escrow Agent draws on such Letter of Credit pursuant to this Agreement, Buyer may replace such Letter of Credit with an identical letter of credit duly issued by NationsBank, N.A. with a later expiry date, and in such event such replacement letter of credit shall be treated as such Letter of Credit for all purposes hereunder. The Escrow Agent will not draw on the Letters of Credit except as provided in this Agreement.

         SECTION 3 Investment of Proceeds. The Escrow Agent shall invest and reinvest the Proceeds from the Letters of Credit in accordance with the written direction of Buyer, in either (i) direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed by, the United States of America maturing within less than 91 days of the acquisition thereof,
(ii) repurchase agreements fully collateralized by securities of the kind specified in clause (i) above, (iii) money market accounts or certificates of deposit maturing within less than 91 days of the acquisition thereof and issued by a bank or trust company organized under the laws of the United States of America or a State thereof (a "United States Bank" with a combined capital surplus in excess of $250,000,000), (iv) commercial paper issued by a domestic corporation and given the highest rating by Standard & Poor's Corporation and Moody's Investors Service, Inc. and maturing within less than 91 days of the acquisition thereof, (v) demand deposits with any United States Bank or any federal savings and loan institution having a combined capital surplus in excess of $250,000,000, or (vi) any money market fund substantially all of which is invested in the foregoing investment categories, including any money market fund managed by the Escrow Agent and any of its affiliates. The Proceeds shall initially be invested in the Escrow Agent's Evergreen Institutional Treasury Money Market Fund, #697 (the "Escrow Agent Fund"); provided that no transfer fees shall be incurred upon any transfer of the Proceeds to or from the Escrow Agent Fund. Buyer and the Company hereby acknowledge that they have received a prospectus relating to the Escrow Agent Fund. All interest and profits earned on the Proceeds shall be treated as part of the Proceeds and paid to the party to which the Proceeds are paid. Any loss on any investment of the Proceeds shall be borne by the party to which the Proceeds are paid.

         SECTION 4. Release of Letter of Credit or Proceeds. (a) If the Escrow Agent receives a certificate (or counterparts thereof) signed by the chief executive officer, the president, or any vice president of Buyer (each, a "Buyer Executive") and the chief executive officer, the president, or any vice president of the Company (each, a "Company Executive") and directing the Escrow Agent (i) to return the Letters of Credit to Buyer, (ii) with respect to each Letter of Credit, if such Letter of Credit has not previously been drawn, draw on such Letter of Credit for the full amount available to be drawn thereunder and remit the Proceeds to the Company or (iii) with respect to each Letter of Credit, if such Letter of Credit has previously been drawn pay the Proceeds to Buyer or the Company, then the Escrow Agent shall take the action as directed in such certificate. If the Merger is consummated, Buyer and the Company will deliver a certificate to the Escrow Agent to return each Letter of Credit to Buyer or, if either Letter of Credit has previously been drawn, to pay the Proceeds therefrom to or as directed by Buyer.

          (b) If the Merger Agreement is terminated by the Company pursuant to
Section 9.01(e) or 9.01(i) of the Merger Agreement, then (i) the Company shall deliver to the Escrow Agent a certificate signed by a Company Executive directing the Escrow Agent to pay the Proceeds to the Company and (ii) on the fifth business day after the receipt of such certificate the Escrow Agent shall, subject to the dispute resolution provisions of Section 5 hereof, (A) with respect to each Letter of Credit that has not previously been drawn, draw on such Letter of Credit for the full amount available to be drawn thereunder and pay the Proceeds therefrom to the Company and (B) with respect to each Letter of Credit that has previously been drawn, pay the Proceeds therefrom to the Company.

          (c) If the Merger Agreement is terminated other than as described in subsection (b) above, then (i) Buyer shall deliver to the Escrow Agent a certificate signed by a Buyer Executive directing the Escrow Agent to return each Letter of Credit to Buyer (or with respect to each Letter of Credit that has previously been drawn, to pay the Proceeds therefrom to Buyer) and (ii) on the fifth business day after the receipt of such certificate the Escrow Agent shall, subject to the dispute resolution procedures set forth in Section 5 hereof, take the action set forth in such certificate.

         SECTION 5. Disputes. (a) The party delivering an officer's certificate pursuant to Section 4(b) or (c) (the "Delivering Party") shall deliver to the other party (the "Receiving Party") a copy of each officer's certificate simultaneously with its delivery to the Escrow Agent. If the Receiving Party objects to the officer's certificate, the Receiving Party shall notify (a "Notice of Dispute") the Delivering Party and the Escrow Agent in writing before the fifth business day after receipt of such officer's certificate by the Escrow Agent. If the Receiving Party fails to deliver a Notice of Dispute to the Delivering Party and the Escrow Agent before such fifth business day, the direction set forth in such officer's certificate shall be conclusive and binding on the Receiving Party, and the Escrow Agent shall take the action as directed in such officer's certificate.

          (b) If the Delivering Party and the Escrow Agent receive a Notice of Dispute before such fifth business day, Buyer and the Company shall negotiate in good faith and use all reasonable efforts to agree upon their rights with respect thereto. If Buyer and Seller shall so agree, a certificate setting forth such agreement shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely upon any such certificate and shall act in accordance with the terms of such certificate as provided in Section 4(a) hereof.

          (c) If, after receipt of a duly delivered Notice of Dispute, Buyer and the Company are not able to resolve the dispute through agreement, then the Escrow Agent shall not take any action in respect of the officer's certificate until such dispute is resolved. In the event such dispute is resolved pursuant to judicial process, then upon receipt of an officer's certificate from Buyer or the Company stating that such dispute has been finally resolved and attaching thereto a final and non-appealable judgment of a court of competent jurisdiction resolving such dispute, the Escrow Agent shall take action in accordance with such judgment.

         SECTION 6. Substitute Form W-9. The Buyer and the Company shall provide the Escrow Agent with a correct taxpayer identification number on a substitute Form W-9 within 90 days of the date hereof and indicate thereon that it is not subject to backup withholding on income earned on any amount received hereunder.

         SECTION 7. Termination of Escrow Amount. This Agreement shall terminate when the Escrow Agent shall have delivered the Letter of Credit to Buyer or the Proceeds to Buyer or the Company pursuant to Section 4 or 5 hereof.

         SECTION 8.  Escrow Agent.

         (a) Resignation and Removal of Escrow Agent. The Escrow Agent may resign from the performance of its duties hereunder at any time by giving ten
(10) days' prior written notice to Buyer and the Company or may be removed, with or without cause, by Buyer and the Company, acting jointly by furnishing a certificate signed by a Buyer Executive and by a Company Executive (a "Joint Written Direction") to the Escrow Agent, at any time by the giving of ten (10) days' prior written notice to the Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor Escrow Agent as provided below. Upon any such notice of resignation or removal, Buyer and the Company jointly shall appoint a successor Escrow Agent hereunder, which shall be a commercial bank, trust company or other financial institution with a combined capital and surplus in excess of $100,000,000. Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor Escrow Agent, such successor Escrow Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Escrow Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession. After any retiring Escrow Agent's resignation or removal, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Escrow Agreement. The retiring Escrow Agent shall transmit all records pertaining to the Letter of Credit and the Proceeds held by it and shall deliver the Letter of Credit (or if the Letter of Credit has been drawn, the Proceeds) to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable and after deduction and payment of the retiring Escrow Agent of all fees and expenses (including court costs and reasonable attorney's fees) payable to, incurred by or expected to be incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. Any charge of 1/4 of 1 percent of the amount being transferred, minimum U.S. $250.00, in connection with the transfer of the letter of credit (pursuant to the terms thereof) shall be borne one-half by the Company and one-half by Buyer.

         (b) Liability of Escrow Agent. The Escrow Agent shall have no liability or obligation with respect to the Letter of Credit and the Proceeds except for the Escrow Agent's willful misconduct or gross negligence. The Escrow Agent's sole responsibility shall be for the safekeeping and drawing on or returning the Letter of Credit, and the safekeeping, investment and distribution of the Proceeds, in accordance with the terms of this Escrow Agreement. The Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein or in any notice or certificate delivered pursuant hereto. The Escrow Agent may rely upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Escrow Agreement. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages. The Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Letter of Credit or the Proceeds, any account in which any Proceeds are deposited, this Escrow Agreement or the Merger Agreement, or to appear in, prosecute or defend any such legal action or proceeding. The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or any other agreement or of its duties hereunder, or relating to any dispute involving any party herein, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. The reasonable fees and expenses of any such counsel shall be paid one-half by Buyer and one-half by the Company promptly upon demand of the Escrow Agent; provided, that if such fees and expenses result solely form the fault of either Buyer or the Company, then such party shall pay the entire amount of such fees and expenses. Notwithstanding the foregoing sentence, if either Buyer or the Company shall fail to satisfy its obligation to pay such fees and expenses pursuant to this Section, then the Escrow Agent shall have the right to receive the entire amount of such fees and expenses from the other party; provided that such party shall have the right to be reimbursed by the other party for all payments made on its behalf. The Escrow Agent is authorized, in its sole discretion, to comply with orders or process entered by any court with respect to the Letter of Credit and the Proceeds without determination by the Escrow Agent of such court's jurisdiction in the matter. If any portion of the Letter of Credit or the Proceeds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action, and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

         (c) Indemnification of Escrow Agent. From and at all times after the date of this Escrow Agreement, Buyer and the Company, jointly and severally, shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless the Escrow Agent and each director, officer, employee, attorney, agent and affiliate of the Escrow Agent (collectively, the "Indemnified Parties") against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys' fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation Buyer or the Company, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulations, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted from the gross negligence or willful misconduct of any Indemnified Party. Any such indemnity shall be paid one-half by Buyer and one-half by the Company; provided that if such indemnity results solely from the fault of either Buyer or the Company, then such party shall pay the entire amount of such indemnity. Notwithstanding the foregoing sentence, if either Buyer or the Company shall fail to satisfy its obligation to make indemnity payments pursuant to this Section, then the Escrow Agent shall have the right to receive the entire amount of such indemnity payment from the other party; provided that such party shall have the right to be reimbursed by the other party for all payments made on its behalf. If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify Buyer and the Company in writing, and Buyer and the Company shall assume the defense thereof, including the employment of counsel and the payment of all expenses. Such Indemnified Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by such Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party, except that Buyer and the Company shall be required to pay such reasonable fees and expenses if (i) Buyer and the Company agree to pay such reasonable fees and expenses, (ii) Buyer and the Company shall fail to assume the defense of such action or proceeding or shall fail to employ counsel reasonably satisfactory to the Indemnified Party in any such action or proceeding, (iii) Buyer or the Company is the plaintiff in any such action or proceeding or (iv) the named or potential parties to any such action or proceeding (including any potentially impleaded parties) include both the Indemnified Party and Buyer or the Company, and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to Buyer and the Company and that joint representation would therefore present an actual or potential conflict of interest. Buyer and the Company shall be jointly and severally liable to pay fees and expenses of counsel pursuant to the preceding sentence. All such fees and expenses payable by Buyer and the Company pursuant to the preceding sentence shall be paid one-half by Buyer and one-half by the Company (except that any (a) obligation to pay under clause (i) shall apply only to the party so agreeing and
(b) if such obligation arises solely from the fault of either Buyer or the Company, then such party shall pay the entire amount) from time to time as incurred, both in advance of and after the final disposition of such action or claim; provided, that if such fees and expenses result solely from the fault of either Buyer or the Company, then such party shall pay the entire amount of such fees and expenses. Notwithstanding the foregoing sentence, if either Buyer or the Company shall fail to satisfy its obligation to pay such fees and expenses pursuant to this Section, then the Escrow Agent shall have the right to receive the entire amount of such fees and expenses from the other party; provided that such party shall have the right to be reimbursed by the other party for all payments made on its behalf. All of the foregoing losses, damages, costs and expenses of the Indemnified Parties shall be payable by Buyer and the Company, jointly and severally, upon demand by such Indemnified Party. The obligations of Buyer and the Company under this Section 8 shall survive any termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.

         The parties agree that neither the payment by Buyer or the Company of any claim by Escrow Agent for indemnification hereunder shall impair, limit, modify, or affect, as between Buyer and the Company, the respective rights and obligations of Buyer, on the one hand, and the Company, on the other hand, under the Merger Agreement.

         SECTION 9. Fees and Expenses of Escrow Agent. Buyer and the Company shall compensate the Escrow Agent for its services hereunder in accordance with Schedule A attached hereto and, in addition, shall reimburse the Escrow Agent for all of its reasonable out-of-pocket expenses, including attorneys' fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. All of the compensation and reimbursement obligations set forth in this Section 9 shall be payable one-half by Buyer and one-half by the Company upon demand by the Escrow Agent. The obligations of Buyer and the Company under this Section 9 shall survive any termination of this Escrow Agreement and the resignation or removal of the Escrow Agent. Buyer and the Company hereby grant to the Escrow Agent and the Indemnified Parties a security interest in and lien upon the Letter of Credit and the Proceeds to secure all obligations hereunder to the Escrow Agent and the Indemnified Parties.

         SECTION 10.  Miscellaneous

          (a) Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answerback, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid) or by registered or certified mail) postage prepaid, return receipt requested) to the respective parties as follows:

                  if to Buyer, to:

                  Avalon Cable of Michigan Holdings Inc.
                  c/o ABRY Partners, L.P.
                  18 Newbury Street
                  Boston, Massachusetts 02116
                  Telecopy: (617) 859-2797
                  Attention: Jay Grossman

                  with a copy to:

                  Kirkland & Ellis
                  200 East Randolph Drive
                  Chicago, Illinois 60601
                  Telecopy: (312) 861-2200
                  Attention: Jill Sugar Factor

                  if to the Company, to:

                  Cable Michigan, Inc.
                  105 Carnegie Center
                  Princeton, New Jersey 08540
                  Telecopy: (609) 734-3830
                  Attention: General Counsel

                  with a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York  10017

                  Attention: William L. Taylor, Esq.
                  Telecopy:  (212) 450-4800

         if to the Escrow Agent, to:

                  First Union National Bank
                  765 Broad Street
                  Newark, N.J.  07102
                  Attention: Corporate Trust Department
                  Telecopy: (973) 430-2117

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person or by telecopy shall be deemed effective on delivery. Any notice or communication sent by air courier shall be deemed effective on the first business day at the place at which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth business day at the place from which such notice or communication was mailed following the day on which such notice or communication was mailed. Notwithstanding anything herein to the contrary, all notices to the Escrow Agent shall be deemed duly given on the date of receipt by the Escrow Agent.

          (b) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

          (c) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to the conflicts of law rules of such state.

          (d) Definitions. Terms used herein that are defined in the Merger Agreement are, unless otherwise defined, used herein as therein defined.

          (e) Amendments. (i) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

         (ii) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          (f) Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

          (g) Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

          (h) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          (i) Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the in any federal court in the Borough of Manhattan, New York, New York or any New York State court in the Borough of Manhattan, New York, New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10(a) shall be deemed effective service of process on such party.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers, as of the day and year first above written.

                                          AVALON CABLE OF MICHIGAN
                                             HOLDINGS INC.

                                          By: /s/ Peggy Koenig
                                             ----------------------------------
                                             Name: Peggy Koenig
                                             Title: President

                                          CABLE MICHIGAN, INC.

                                           By: /s/ Mark Haverkate
                                             ---------------------------------
                                             Name: Mark Haverkate
                                             Title: President, Chief Operating
                                                             Officer

                                            FIRST UNION NATIONAL BANK,
                                                  as Escrow Agent

                                            By: /s/ Stephanie Roche
                                              ---------------------------------
                                              Name:  Stephanie Roche
                                              Title: Vice President

                                                              Schedule A

                        ESCROW AGENT'S FEES AND EXPENSES

         Initial Fee                                          $2000
         Annual administration fee                            $2000

         The above mentioned fees are basic charges payable immediately after the execution of the Escrow Agreement and do not include out-of-pocket expenses, which will be billed as required. Out-of-pocket expenses shall include, but are not limited to: telephone tolls, stationery and postage expenses.



                                                                       EXHIBIT C

                              CABLE MICHIGAN, INC.

                         EXECUTIVE OFFICERS CERTIFICATE

                         -------------------------------

         The undersigned, being the ____________ of Cable Michigan, Inc., a Pennsylvania corporation (the Corporation), does hereby certify on behalf of the Corporation pursuant to Section 8.03(d) of the Agreement and Plan of Merger dated as of June 3, 1998 among the Corporation, Avalon Cable of Michigan Holdings Inc., a Delaware corporation and Avalon Cable of Michigan Inc., a Delaware corporation that he is familiar with the facts set forth herein and does hereby further certify on behalf of the Corporation that the following are true and correct:

         1. As of the date on which all of the stock of the Corporation was distributed by C-TEC Corporation pro rata to its common equity holders (the Corporation Distribution), there was no plan (or series of related transactions) pursuant to which one or more persons would acquire directly or indirectly stock representing a 50% or greater interest in C-TEC Corporation or the Corporation within the meaning of Code 355(e);

         2. A true, correct and complete copy of the letter ruling issued by the Internal Revenue Service to C-TEC Corporation (including any supplements or modifications thereto) relating to the Corporation Distribution is attached hereto as Exhibit A (the Spin-Off Letter Ruling);

         3. The transactions proposed in the Spin-Off Letter Ruling (together with any supplements or modifications thereto) that were to have occurred prior to the date of this certificate have occurred substantially in the manner set forth in such ruling.

         4. The representations and warranties set forth in the Spin-Off Letter Ruling (together with any supplements or modifications thereto) were true and correct in all material respects as of the date of the Spin-Off Letter Ruling as supplemented or modified and as of the date on which the Corporation Distribution occurred.

         IN WITNESS WHEREOF, Cable Michigan, Inc. has caused this Certificate to be executed by its duly authorized representative this ___ day of _________, 1998.

                                           CABLE MICHIGAN, INC.

                                           By: /s/ Mark Haverkate
                                              ---------------------------------
                                               Name: Mark Haverkate
                                               Title: President, Chief Operating
                                                            Officer

                                                                       EXHIBIT D

                  CERTIFICATE OF LEVEL 3 TELECOM HOLDINGS INC.

         This Certificate is executed and delivered pursuant to Section 8.03(e) of the Agreement and Plan of Merger (the Merger Agreement) dated as of June 3, 1998 by and among Cable Michigan, Inc., a Pennsylvania corporation (the Corporation), Avalon Cable of Michigan Holdings Inc. a Delaware corporation and Avalon Cable of Michigan Inc., a Delaware corporation (Merger Subsidiary). Pursuant to the Merger Agreement, Merger Subsidiary will merge with and into the Corporation, with the Corporation being the surviving corporation.

         The undersigned on behalf of the Level 3 Telecom Holdings Inc. (LTTH) hereby certifies, represents and warrants to the Buyer and the Merger Subsidiary that, to LTTHs knowledge, the following facts are true and correct:

         1. As of the date on which all of the stock of the Corporation was distributed by C-TEC Corporation pro rata to its common equity holders (the Corporation Distribution), there was no plan (or series of related transactions) pursuant to which one or more persons would acquire directly or indirectly stock representing a 50% or greater interest in C-TEC Corporation or the Corporation within the meaning of Code 355(e); and

         2. The representations and warranties made by LTTH set forth in the letter ruling (attached hereto as Exhibit A) issued by the Internal Revenue Service to C-TEC Corporation (including any supplements or modifications thereto) relating to the Corporation Distribution (the Spin-Off Letter Ruling) were true and correct in all material respects as of the date of the Spin-Off Letter Ruling (as supplemented or modified) and as of the date on which the Corporation Distribution occurred.


         IN WITNESS WHEREOF, Level 3 Telecom Holdings Inc. has caused this Certificate to be executed by its duly authorized representative this ___ day of _______, 1998.

                                            LEVEL 3 TELECOM HOLDINGS INC.

                                            By /s/ Matthew Johnson
                                                --------------------------------
                                                Name:  Matthew Johnson
                                                Title: Vice President, Corporate
                                                             Legal



                                                            EXHIBIT E

                                VOTING AGREEMENT

         This Voting Agreement dated as of June 3, 1998 (this "Agreement"), is by and among Avalon Cable of Michigan Holdings Inc., a Delaware corporation ("Buyer"), Cable Michigan, Inc., a Pennsylvania corporation (the "Company"), and Level 3 Telecom Holdings, Inc., a Delaware corporation ("LTTH").

         WHEREAS, LTTH owns 3,330,121 shares of the Company's Common Stock, $1.00 par value per share ("Common Stock") (all shares of Common Stock now owned and which may hereafter be acquired by LTTH prior to the termination of this Agreement shall be referred to herein as the "Shares");

         WHEREAS, the Company, Buyer, and Avalon Cable of Michigan Inc., a Delaware corporation and wholly owned subsidiary of Buyer ("Merger Subsidiary") propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the "Merger Agreement"), which provides, among other things, that Merger Subsidiary will merge with the Company (the "Merger") (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement);

         WHEREAS, it is a condition to the willingness of Buyer to enter into the Merger Agreement that LTTH agree, and in order to induce Buyer to enter into the Merger Agreement, LTTH has agreed, to enter into this Agreement; and

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                                VOTING OF SHARES

         SECTION 1.1. Voting Agreement. LTTH hereby agrees that during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, LTTH shall vote its Shares: (i) in favor of the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement (collectively, the "Transactions") with respect to which LTTH may be entitled to vote, (ii) against any proposal for any recapitalization, merger, sale of assets or other business combinations of or by the Company or any of its Subsidiaries other than the Transactions, or any other action or agreement, that would in any such case result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that would result in any of the conditions to the obligations of the Company under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter relating to the consummation of the Transactions with respect to which LTTH may be entitled to vote. LTTH acknowledges receipt and review of a copy of the Merger Agreement.

                                    ARTICLE 2

                     REPRESENTATIONS AND WARRANTIES OF LTTH

         LTTH hereby represents and warrants to Buyer and the Company as follows:

         SECTION 2.1. Authority Relative to this Agreement. LTTH has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by LTTH and the consummation by LTTH of the transactions contemplated hereby have been duly and validly authorized by LTTH, and no other proceedings on the part of LTTH are necessary to authorize the execution and delivery of this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by LTTH and constitutes a legal, valid and binding obligation of LTTH, enforceable against LTTH in accordance with its terms, except (x) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including without limitation, the effect of statutory or other laws regarding fraudulent conveyance and preferential transfers, and (y) for the limitations imposed by general principles of equity.

         SECTION 2.2.  No Conflict.

         (a) The execution and delivery of this Agreement by LTTH do not, and the performance of this Agreement by LTTH will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of LTTH, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to LTTH or by which LTTH's Shares are bound or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares pursuant to, any contract or agreement to which LTTH is a party or by which LTTH or the Shares are bound, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay the performance by LTTH of its obligations under this Agreement.

         (b) The execution and delivery of this Agreement by LTTH do not, and the performance of this Agreement by LTTH will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body, except (i) filings with the SEC under the Exchange Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by LTTH of its obligations under this Agreement.

         SECTION 2.3. Title to the Shares. LTTH is the owner of the Shares, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances (collectively, "Liens") of any nature whatsoever. LTTH has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares. LTTH has sole voting power with respect to the Shares.

                                    ARTICLE 3

                                COVENANTS OF LTTH

         SECTION 3.1. No Inconsistent Agreement. LTTH hereby covenants and agrees that it shall not enter into any voting agreement or grant a proxy or power of attorney with respect to the Shares which is inconsistent with this Agreement.

         SECTION 3.2. Transfer of Title. LTTH hereby covenants and agrees that, LTTH will not transfer ownership of any of its Shares except where the transferee agrees in writing to be bound by the terms and conditions of this Agreement. Nothing else contained in this Agreement shall be construed to prohibit any transfer permitted by this Section 3.2.

                                    ARTICLE 4

                                  MISCELLANEOUS

         SECTION 4.1. Termination. This Agreement shall terminate on the earliest to occur of (i) the date of consummation of the Merger, (ii) the first anniversary of the date hereof, and (iii) the date of the termination of the Merger Agreement.

         SECTION 4.2. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         SECTION 4.3. Entire Agreement. This Agreement constitutes the entire agreement among the parties, and supersedes all prior written and oral and all contemporaneous oral agreements and understandings, with respect to the subject matter hereof.

         SECTION 4.4. Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 4.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         SECTION 4.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, regardless of the laws that might otherwise govern under principles of conflicts of law applicable hereto.

         SECTION 4.7. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         SECTION 4.8. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         SECTION 4.9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answerback, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows: (a) if to LTTH, to it at 3555 Farnam Street, Omaha, Nebraska 68131, Telecopy: (402) 536-3645, attention: Matthew J. Johnson, with a copy to Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, 10017, Telecopy: (212) 450-8000, attention: William L. Taylor, (b) if to the Company, to it at 105 Carnegie Center, Princeton, New Jersey 08540, Telecopy:
(609) 734- 3830, attention: General Counsel, with a copy to Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, Telecopy: (212) 450-4800, attention: William L. Taylor or (c) if to Buyer, to it c/o ABRY Partners, L.P., 18 Newbury Street, Boston, Massachusetts 02116, Telecopy: (617) 859-2797, attention: Jay Grossman with a copy to Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois 60601, Telecopy: (312) 861-2200, attention:
Jill Sugar Factor or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person or by telecopy shall be deemed effective on delivery. Any notice or communication sent by air courier shall be deemed effective on the first business day at the place at which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth business day at the place from which such notice or communication was mailed following the day on which such notice or communication was mailed.

         SECTION 4.10. Assignments. This Agreement shall not be assigned by operation of law or otherwise.

         SECTION 4.11. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                             AVALON CABLE OF MICHIGAN
                                               HOLDINGS INC.

                                             By: /s/ Peggy Koenig
                                               ---------------------------------
                                               Name: Peggy Koenig
                                               Title: President

                                             CABLE MICHIGAN, INC.

                                             By: /s/ Mark Haverkate
                                               ---------------------------------
                                               Name: Mark Haverkate
                                               Title: President, Chief Operating
                                                             Officer

                                            LEVEL 3 TELECOM HOLDINGS, INC.

                                            By: /s/ Matthew Johnson
                                                --------------------------------
                                                Name:  Matthew Johnson
                                                Title: Vice President, Corporate
                                                             Legal